Exhibit 99.3
PART II

Item 8. Financial Statements and Supplementary Data

Note: The information contained in this item has been updated to reflect modifications in FIS' organizational structure due to the ongoing integration of SunGard. The resulting changes are as follows:

•	Note 1 - Basis of Presentation: The description of reportable segments has been updated to disclose the reclassifications of certain businesses.

•
Note 2 - Summary of Significant Accounting Policies, item (g) Goodwill: This disclosure was updated to note that in conjunction with the organizational changes, we reallocated the associated goodwill based on relative fair values as of January 1, 2016 and refreshed our step zero qualitative analysis for impairment. We concluded that there were no indications of impairment for any of our reporting units based on this analysis.

•
Note 8 - Goodwill: The goodwill balances have been reallocated to reflect the reclassification of businesses for all periods presented. We also updated the disclosure to note that we refreshed our step zero qualitative analysis of goodwill in conjunction with the organizational changes. No goodwill impairments resulted from this modified business segment structure.

•	Note 18 - Segment Information: Data by segment has been recast to reflect the reclassification of businesses for all periods presented.

The information included herein does not amend or restate consolidated revenues, operating income or net earnings or otherwise modify or update the disclosures included in our 2015 Annual Report on Form 10-K (“2015 Annual Report”). For developments that have occurred subsequent to the filing of the 2015 Annual Report, refer to FIS’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, and other filings by the Company with the Securities and Exchange Commission.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Fidelity National Information Services, Inc.:

We have audited the accompanying consolidated balance sheets of Fidelity National Information Services, Inc. and subsidiaries (the Company) as of December 31, 2015 and 2014, and the related consolidated statements of earnings, comprehensive earnings, equity, and cash flows for each of the years in the three‑year period ended December 31, 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fidelity National Information Services, Inc. and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three‑year period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Fidelity National Information Services, Inc.’s and subsidiaries’ internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report (not presented herein) dated February 26, 2016, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

As discussed in note 6 to the consolidated financial statements, the Company acquired SunGard on November 30, 2015.

/s/ KPMG LLP

February 26, 2016, except as it relates to the recasting of segment data and related information in notes 1, 2, 8, and 18, as to which the date is June 2, 2016
Jacksonville, Florida
Certified Public Accountants

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES

Consolidated Balance Sheets
December 31, 2015 and 2014
(In millions, except per share amounts)

	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$687.6	$492.8
Settlement deposits	370.9	393.9
Trade receivables, net	1,701.2	1,126.4
Settlement receivables	161.9	153.7
Other receivables	196.6	31.5
Due from Brazilian venture partner	30.5	33.6
Prepaid expenses and other current assets	262.9	167.0
Deferred income taxes	99.8	67.4
Assets held for sale	—	6.8
Total current assets	3,511.4	2,473.1
Property and equipment, net	610.7	483.3
Goodwill	14,744.7	8,877.6
Intangible assets, net	5,159.2	1,268.0
Computer software, net	1,583.6	893.4
Deferred contract costs	253.0	213.2
Other noncurrent assets	406.2	311.9
Total assets	$26,268.8	$14,520.5
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,186.4	$730.3
Settlement payables	537.7	558.4
Deferred revenues	615.3	279.4
Current portion of long-term debt	15.3	13.1
Due to Brazilian venture partner	9.2	13.3
Liabilities held for sale	—	4.4
Total current liabilities	2,363.9	1,598.9
Long-term debt, excluding current portion	11,497.8	5,054.6
Deferred income taxes	2,658.4	874.4
Due to Brazilian venture partner	24.0	29.6
Deferred revenues	30.4	26.1
Other long-term liabilities	287.5	245.4
Total liabilities	16,862.0	7,829.0
Equity:
FIS stockholders’ equity:
Preferred stock, $0.01 par value, 200 shares authorized, none issued and outstanding as of December 31, 2015 and 2014	—	—
Common stock, $0.01 par value, 600 shares authorized, 430.1 and 387.6 shares issued as of December 31, 2015 and 2014, respectively	4.3	3.9
Additional paid in capital	10,209.7	7,336.8
Retained earnings	3,072.9	2,746.8
Accumulated other comprehensive earnings	(279.4)	(107.2)
Treasury stock, $0.01 par value, 105.6 and 102.7 shares as of December 31, 2015 and 2014, respectively, at cost	(3,686.5)	(3,423.6)
Total FIS stockholders’ equity	9,321.0	6,556.7
Noncontrolling interest	85.8	134.8
Total equity	9,406.8	6,691.5
Total liabilities and equity	$26,268.8	$14,520.5
The accompanying notes are an integral part of these consolidated financial statements.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
Consolidated Statements of Earnings
Years Ended December 31, 2015, 2014 and 2013
(In millions, except per share amounts)

	2015	2014	2013

Processing and services revenues (for related party activity, see note 5)	$6,595.2	$6,413.8	$6,063.4
Cost of revenues (for related party activity, see note 5)	4,393.2	4,328.3	4,092.7
Gross profit	2,202.0	2,085.5	1,970.7
Selling, general, and administrative expenses (for related party activity, see note 5)	1,102.8	814.9	907.8
Operating income	1,099.2	1,270.6	1,062.9
Other income (expense):
Interest income	15.7	15.3	10.4
Interest expense	(199.1)	(172.8)	(198.6)
Other income (expense), net	121.1	(59.7)	(51.2)
Total other income (expense)	(62.3)	(217.2)	(239.4)
Earnings from continuing operations before income taxes	1,036.9	1,053.4	823.5
Provision for income taxes	378.8	335.1	308.9
Earnings from continuing operations, net of tax	658.1	718.3	514.6
Earnings (loss) from discontinued operations, net of tax	(7.3)	(11.4)	3.1
Net earnings	650.8	706.9	517.7
Net earnings attributable to noncontrolling interest	(19.3)	(27.8)	(24.6)
Net earnings attributable to FIS common stockholders	$631.5	$679.1	$493.1
Net earnings per share — basic from continuing operations attributable to FIS common stockholders	$2.24	$2.42	$1.69
Net earnings (loss) per share — basic from discontinued operations attributable to FIS common stockholders	(0.03)	(0.04)	0.01
Net earnings per share — basic attributable to FIS common stockholders *	$2.22	$2.38	$1.70
Weighted average shares outstanding — basic	285.0	284.8	289.7
Net earnings per share — diluted from continuing operations attributable to FIS common stockholders	$2.21	$2.39	$1.67
Net earnings (loss) per share — diluted from discontinued operations attributable to FIS common stockholders	(0.03)	(0.04)	0.01
Net earnings per share — diluted attributable to FIS common stockholders *	$2.19	$2.35	$1.68
Weighted average shares outstanding — diluted	288.7	288.7	294.2
Amounts attributable to FIS common stockholders:
Earnings from continuing operations, net of tax	$638.8	$690.5	$490.0
Earnings (loss) from discontinued operations, net of tax	(7.3)	(11.4)	3.1
Net earnings attributable to FIS common stockholders	$631.5	$679.1	$493.1
* Amounts may not sum due to rounding.
The accompanying notes are an integral part of these consolidated financial statements.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
Consolidated Statements of Comprehensive Earnings
Years Ended December 31, 2015, 2014 and 2013
(In millions)

	2015		2014		2013
Net earnings		$650.8		$706.9		$517.7
Other comprehensive earnings, before tax:
Unrealized gain (loss) on investments and derivatives	$(16.9)		$(3.6)		$2.8
Reclassification adjustment for gains (losses) included in net earnings	3.7		6.3		(1.5)
Unrealized gain (loss) on investments and derivatives, net	(13.2)		2.7		1.3
Foreign currency translation adjustments	(196.0)		(107.8)		(62.2)
Minimum pension liability adjustments	(0.7)		(9.9)		(1.6)
Other comprehensive earnings (loss), before tax	(209.9)		(115.0)		(62.5)
Provision for income tax expense (benefit) related to items of other comprehensive earnings	(5.3)		(6.7)		(5.5)
Other comprehensive earnings (loss), net of tax	$(204.6)	(204.6)	$(108.3)	(108.3)	$(57.0)	(57.0)
Comprehensive earnings		446.2		598.6		460.7
Net (earnings) loss attributable to noncontrolling interest		(19.3)		(27.8)		(24.6)
Other comprehensive (earnings) losses attributable to noncontrolling interest		32.4		11.0		17.1
Comprehensive earnings attributable to FIS common stockholders		$459.3		$581.8		$453.2

The accompanying notes are an integral part of these consolidated financial statements.

FIDELITY NATIONAL INFORMATION SERVICES, INC. AND SUBSIDIARIES Consolidated Statements of Equity Years ended December 31, 2015, 2014 and 2013 (In millions, except per share amounts)

			Amount
			FIS Stockholders
						Accumulated
	Number of shares			Additional		other
	Common	Treasury	Common	paid in	Retained	comprehensive	Treasury	Noncontrolling	Total
	shares	shares	stock	capital	earnings	earnings	stock	interest	equity
Balances, December 31, 2012	385.9	(91.8)	$3.8	$7,197.0	$2,105.8	$30.0	$(2,695.7)	$152.7	$6,793.6
Issuance of restricted stock	1.0	—	—	—	—	—	—	—	—
Exercise of stock options and stock purchase rights	—	6.4	—	(52.7)	—	—	187.2	—	134.5
Treasury shares held for taxes due upon exercise of stock options	—	(0.3)	—	—	—	—	(18.6)	—	(18.6)
Excess income tax benefit from exercise of stock options	—	—	—	40.4	—	—	—	—	40.4
Stock-based compensation	—	—	—	53.4	—	—	—	—	53.4
Cash dividends declared ($0.88 per share) and other distributions	—	—	—	—	(257.0)	—	—	(3.4)	(260.4)
Purchases of treasury stock	—	(10.7)	—	—	—	—	(475.9)	—	(475.9)
Other	0.1	—	0.1	9.5	—	—	—	—	9.6
Net earnings	—	—	—	—	493.1	—	—	24.6	517.7
Other comprehensive earnings, net of tax	—	—	—	—	—	(39.9)	—	(17.1)	(57.0)
Balances, December 31, 2013	387.0	(96.4)	$3.9	$7,247.6	$2,341.9	$(9.9)	$(3,003.0)	$156.8	$6,737.3
Issuance of restricted stock	0.6	—	—	—	—	—	—	—	—
Exercise of stock options	—	2.8	—	(17.0)	—	—	77.7	—	60.7
Treasury shares held for taxes due upon exercise of stock options	—	(0.4)	—	—	—	—	(27.7)	—	(27.7)
Excess income tax benefit from exercise of stock options	—	—	—	39.5	—	—	—	—	39.5
Stock-based compensation	—	—	—	55.7	—	—	—	—	55.7
Cash dividends declared ($0.96 per share) and other distributions	—	—	—	—	(274.2)	—	—	(38.8)	(313.0)
Purchases of treasury stock	—	(8.7)	—	—	—	—	(475.5)	—	(475.5)
Other	—	—	—	11.0	—	—	4.9	—	15.9
Net earnings	—	—	—	—	679.1	—	—	27.8	706.9
Other comprehensive earnings, net of tax	—	—	—	—	—	(97.3)	—	(11.0)	(108.3)
Balances, December 31, 2014	387.6	(102.7)	$3.9	$7,336.8	$2,746.8	$(107.2)	$(3,423.6)	$134.8	$6,691.5
Issuance of restricted stock	0.7	—	—	—	—	—	—	—	—
Exercise of stock options	—	1.9	—	1.0	—	—	56.5	—	57.5
Treasury shares held for taxes due upon exercise of stock options	—	(0.3)	—	—	—	—	(20.0)	—	(20.0)
Excess income tax benefit from exercise of stock options	—	—	—	28.6	—	—	—	—	28.6
Stock-based compensation	—	—	—	97.9	—	—	—	—	97.9
Cash dividends declared ($1.04 per share) and other distributions	—	—	—	—	(305.4)	—	—	(27.1)	(332.5)
Purchases of treasury stock	—	(4.5)	—	—	—	—	(300.4)	—	(300.4)
SunGard acquisition	41.8		0.4	2,743.9	—	—	—	4.2	2,748.5
Other	—	—	—	1.5	—	—	1.0	(13.0)	(10.5)
Net earnings	—	—	—	—	631.5	—	—	19.3	650.8
Other comprehensive earnings, net of tax	—	—	—	—	—	(172.2)	—	(32.4)	(204.6)
Balances, December 31, 2015	430.1	(105.6)	$4.3	$10,209.7	$3,072.9	$(279.4)	$(3,686.5)	$85.8	$9,406.8
The accompanying notes are an integral part of these consolidated financial statements.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2015, 2014 and 2013

(In millions)

	2015	2014	2013
Cash flows from operating activities:
Net earnings	$650.8	$706.9	$517.7
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	669.5	626.3	614.6
Amortization of debt issue costs	10.8	19.7	19.9
Gain on sale of assets	(149.1)	—	(31.6)
Gain on mFoundry acquisition	—	—	(9.2)
Stock-based compensation	97.9	55.7	53.4
Deferred income taxes	48.0	(5.5)	1.5
Excess income tax benefit from exercise of stock options	(28.6)	(39.5)	(40.4)
Other operating activities, net	3.5	20.9	—
Net changes in assets and liabilities, net of effects from acquisitions and foreign currency:
Trade receivables	(102.8)	(115.2)	(56.1)
Settlement activity	5.1	(6.3)	(1.7)
Prepaid expenses and other assets	(39.8)	(34.2)	(41.5)
Deferred contract costs	(119.5)	(86.6)	(67.1)
Deferred revenue	63.3	32.5	(60.7)
Accounts payable, accrued liabilities, and other liabilities	27.8	(9.8)	161.5
Net cash provided by operating activities	1,136.9	1,164.9	1,060.3

Cash flows from investing activities:
Additions to property and equipment	(133.3)	(148.5)	(131.7)
Additions to computer software	(282.0)	(222.7)	(204.5)
Acquisitions, net of cash acquired	(1,720.4)	(595.2)	(150.5)
Net proceeds from sale of assets	241.0	—	26.8
Other investing activities, net	(3.3)	(18.2)	(4.8)
Net cash used in investing activities	(1,898.0)	(984.6)	(464.7)

Cash flows from financing activities:
Borrowings	13,216.4	7,936.1	10,494.4
Repayment of borrowings and capital lease obligations	(11,560.6)	(7,364.2)	(10,421.8)
Debt issuance costs	(37.2)	(13.8)	(18.7)
Excess income tax benefit from exercise of stock options	28.6	39.5	40.4
Proceeds from exercise of stock options	57.1	61.1	143.0
Treasury stock activity	(320.4)	(521.9)	(475.9)
Dividends paid	(304.7)	(275.1)	(256.3)
Distributions to Brazilian Venture partner	(23.6)	(34.8)	—
Other financing activities, net	(40.9)	(25.0)	(51.1)
Net cash provided by (used in) financing activities	1,014.7	(198.1)	(546.0)
Effect of foreign currency exchange rate changes on cash	(58.8)	(36.9)	(19.7)
Net increase (decrease) in cash and cash equivalents	194.8	(54.7)	29.9
Cash and cash equivalents, beginning of year	492.8	547.5	517.6
Cash and cash equivalents, end of year	$687.6	$492.8	$547.5

Supplemental cash flow information:
Cash paid for interest	$141.5	$168.7	$193.5
Cash paid for income taxes	$355.0	$291.8	$320.3
The accompanying notes are an integral part of these consolidated financial statements.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Unless stated otherwise or the context otherwise requires, all references to “FIS,” “we,” the “Company” or the “registrant” are to Fidelity National Information Services, Inc., a Georgia corporation, and its subsidiaries.

(1)    Basis of Presentation

FIS is a global leader in financial services technology which offers a broad range of solutions in retail and enterprise banking, payments, capital markets, asset and wealth management, risk and compliance, treasury and insurance, as well as providing financial consulting and outsourcing services.

We report the results of our operations in three reporting segments: Integrated Financial Solutions (“IFS”), Global Financial Solutions (“GFS”) and Corporate and Other (Note 18).

On August 12, 2015, FIS and certain of its wholly owned subsidiaries entered into an Agreement and Plan of Merger with SunGard and SunGard Capital Corp. II (collectively “SunGard”) pursuant to which, through a series of mergers, FIS acquired SunGard (collectively the "SunGard acquisition" or the "Acquisition"). FIS completed the SunGard acquisition on November 30, 2015, and SunGard's results of operations and financial position were included in the Consolidated Financial Statements and within the GFS segment from and after the date of acquisition. As we have further integrated the acquired SunGard businesses through March 31, 2016, we have reclassified certain SunGard businesses (corporate liquidity and wealth management) that are oriented more to the retail banking and payments activities of IFS into that segment. Certain other non-strategic businesses from both SunGard (public sector and education) and legacy FIS (commercial services and check processing) have been reclassified to the Corporate and Other segment, as have SunGard administrative expenses. The segment disclosure contained in these consolidated financial statements has been recast for all periods presented to conform to the current segment presentation.

(2)Summary of Significant Accounting Policies

The following describes the significant accounting policies of the Company used in preparing the accompanying Consolidated Financial Statements.

(a)Principles of Consolidation

The Consolidated Financial Statements include the accounts of FIS, its wholly-owned subsidiaries and subsidiaries that are majority-owned. All significant intercompany profits, transactions and balances have been eliminated in consolidation.

(b)Cash and Cash Equivalents

The Company considers all cash on hand, money market funds and other highly liquid investments with original maturities of three months or less to be cash and cash equivalents. As part of the Company’s payment processing business, the Company provides cash settlement services to financial institutions and state and local governments. These services involve the movement of funds between the various parties associated with automated teller machines ("ATM"), point-of-sale or electronic benefit transactions ("EBT") and this activity results in a balance due to the Company at the end of each business day that it recoups over the next few business days. The in-transit balances due to the Company are included in cash and cash equivalents. The carrying amounts reported in the Consolidated Balance Sheets for these instruments approximate their fair value. As of December 31, 2015, cash and cash equivalents also included $4.7 million in deposits set aside under performance guarantees.  As of December 31, 2015, we had cash and cash equivalents of $687.6 million of which approximately $438.6 million is held by our foreign entities.

(c)Fair Value Measurements

Fair Value of Assets Acquired and Liabilities Assumed in Business Combinations

ASC Topic 805, Business Combinations, requires an acquirer to recognize, separately from goodwill, the identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree, and to measure these items generally at their acquisition date fair values. Goodwill is recorded as the residual amount by which the purchase price exceeds the fair

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

value of the net assets acquired. Fair values are determined using the framework outlined below under Fair Value Hierarchy and the methodologies addressed in the individual subheadings. If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, we are required to report provisional amounts in the financial statements for the items for which the accounting is incomplete. Adjustments to provisional amounts initially recorded that are identified during the measurement period are recognized in the reporting period in which the adjustment amounts are determined. This includes any effect on earnings of changes in depreciation, amortization, or other income effects as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. During the measurement period, we are also required to recognize additional assets or liabilities if new information is obtained about facts and circumstances that existed as of the acquisition date that, if known, would have resulted in the recognition of those assets and liabilities as of that date. The measurement period ends the sooner of one year from the combination date or when we receive the information we were seeking about facts and circumstances that existed as of the acquisition date or learn that more information is not obtainable.

Fair Value of Financial Instruments

The carrying amounts reported in the Consolidated Balance Sheets for receivables and accounts payable approximate their fair values because of their immediate or short-term maturities. The fair value of the Company’s long-term debt is estimated to be approximately $30.4 million and $63.8 million higher than the carrying value as of December 31, 2015 and 2014, respectively. These estimates are based on values of trades of our debt in close proximity to year end, which are considered Level 2-type measurements, as discussed below. These estimates are subjective in nature and involve uncertainties and significant judgment in the interpretation of current market data. Therefore, the values presented are not necessarily indicative of amounts the Company could realize or settle currently. The Company holds, or has held, certain derivative instruments, specifically interest rate swaps and foreign exchange forward contracts. Derivative instruments are valued using Level 2-type measurements.

Fair Value Hierarchy

The authoritative accounting literature defines fair value, establishes a framework for measuring fair value, and establishes a fair value hierarchy based on the quality of inputs used to measure fair value.

The fair value hierarchy includes three levels that are based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). If the inputs used to measure the fair value fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the asset or liability. The three levels of the fair value hierarchy are described below:

Level 1.  Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets.

Level 2.  Inputs to the valuation methodology include:

•Quoted prices for similar assets or liabilities in active markets;
•Quoted prices for identical or similar assets or liabilities in inactive markets;
•Inputs other than quoted prices that are observable for the asset or liability;

•	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3.  Inputs to the valuation methodology are unobservable and significant to the fair value measurement. Unobservable inputs are inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

Fair Value Measurements

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Generally accepted accounting principles require that, subsequent to their initial recognition, certain assets be reviewed for impairment on a nonrecurring basis by comparison to their fair value. As more fully discussed in their respective subheadings below, this includes goodwill, long-lived assets, intangible assets, computer software and investments. There were no significant fair value measurement impairments for 2015, 2014 or 2013.

Contingent consideration liabilities recorded in connection with business acquisitions must also be adjusted for changes in fair value until settled. See Note 6 for discussion of The Capital Markets Company BVBA ("Capco") contingent consideration liability.

(d)Derivative Financial Instruments

The Company accounts for derivative financial instruments in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 815, Derivatives and Hedging. During 2015, 2014 and 2013, the Company engaged in hedging activities relating to its variable rate debt through the use of interest rate swaps. The Company designates these interest rate swaps as cash flow hedges. The estimated fair values of the cash flow hedges are determined using Level 2 type measurements. They are recorded as an asset or liability of the Company and are included in the accompanying Consolidated Balance Sheets in prepaid expenses and other current assets, other non-current assets, accounts payable and accrued liabilities or other long-term liabilities, as appropriate, and as a component of accumulated other comprehensive earnings, net of deferred taxes. A portion of the amount included in accumulated other comprehensive earnings is recorded in interest expense as a yield adjustment as interest payments are made on the Company’s term and revolving loans (Note 13). The Company’s existing cash flow hedges are highly effective and there was no impact on 2015 earnings due to hedge ineffectiveness. It is our policy to execute such instruments with credit-worthy banks and not to enter into derivative financial instruments for speculative purposes. As of December 31, 2015, we believe that our interest rate swap counterparties will be able to fulfill their obligations under our agreements.

The Company's foreign exchange risk management policy permits the use of derivative instruments, such as forward contracts and options, to reduce volatility in the Company's results of operations and/or cash flows resulting from foreign exchange rate fluctuations. During 2015 and 2014, the Company entered into foreign currency forward exchange contracts to hedge foreign currency exposure to intercompany loans. As of December 31, 2015 and 2014, the notional amount of these derivatives was approximately $81.0 million and $85.4 million, respectively, and the fair value was nominal. These derivatives have not been designated as hedges for accounting purposes.

Prior to the Acquisition (see Note 6) , SunGard used currency forward contracts to manage its exposure to fluctuations in costs caused by variations in Indian Rupee (“INR”) exchange rates. The Company assumed certain of these contracts in connection with the Acquisition and entered into additional contracts in December 2015. As of December 31, 2015, the notional amount of these derivatives was approximately $50.1 million and the fair value was $1.4 million, which is included in Prepaid Expenses and Other Current Assets in the Consolidated Balance Sheets. These INR forward contracts are designated as cash flow hedges. The fair value of these currency forward contracts is determined using currency exchange market rates, obtained from reliable, independent, third party banks, at the balance sheet date. The fair value of forward contracts is subject to changes in currency exchange rates. The Company has no ineffectiveness related to its use of currency forward contracts in connection with INR cash flow hedges.

In September 2015 in contemplation of issuing long-term financing for the SunGard acquisition, the Company entered into treasury lock hedges with a total notional amount of $1.0 billion reducing the risk of changes in the benchmark index component of the 10-year treasury yield. The Company designated these derivatives as cash flow hedges. On October 13, 2015, in conjunction with the pricing of the $4.5 billion senior notes, the Company terminated these treasury lock contracts for a cash settlement payment of $15.9 million, which was recorded as a component of Other Comprehensive Earnings and will be reclassified as an adjustment to interest expense over the ten years during which the related interest payments that were hedged will be recognized in income.

(e)Trade Receivables

A summary of trade receivables, net, as of December 31, 2015 and 2014 is as follows (in millions):

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	2015	2014
Trade receivables — billed	$1,515.9	$969.8
Trade receivables — unbilled	201.5	172.2
Total trade receivables	1,717.4	1,142.0
Allowance for doubtful accounts	(16.2)	(15.6)
Total trade receivables, net	$1,701.2	$1,126.4

Approximately $42.4 million of unbilled receivables as of December 31, 2015 relates to services provided under ongoing long-term contracts that were not yet billable pursuant to the terms of those agreements but will be invoiced in 2016. We expect the unbilled receivables for continuing services under these contracts to be $34.2 million as of December 31, 2016.

When evaluating the adequacy of the allowance for doubtful accounts, the Company considers historical bad debts, customer creditworthiness, current economic trends, changes in customer payment terms and collection trends. Any change in the assumptions used may result in an additional allowance for doubtful accounts being recognized in the period in which the change occurs.

A summary roll forward of the allowance for doubtful accounts, for 2015, 2014 and 2013 is as follows (in millions):

Allowance for doubtful accounts as of December 31, 2012	$(19.9)
Bad debt expense	(3.2)
Write-offs, net of recoveries	6.9
Allowance for doubtful accounts as of December 31, 2013	(16.2)
Bad debt expense	(8.5)
Write-offs, net of recoveries	9.1
Allowance for doubtful accounts as of December 31, 2014	(15.6)
Bad debt expense	(10.1)
Write-offs, net of recoveries	9.5
Allowance for doubtful accounts as of December 31, 2015	$(16.2)

(f)Settlement Deposits, Receivables and Payables

We manage certain integrated electronic payment services and programs and wealth management processes for our clients that require us to hold and manage client cash balances used to fund their daily settlement activity. Settlement deposits represent funds we hold that were drawn from our clients to facilitate settlement activities and, as of December 31, 2015 and 2014 included $125.0 million and $139.3 million, respectively, of investments with original maturities of greater than 90 days. These investments are valued based on Level 1 and Level 2 type measurements in the fair-value hierarchy. Settlement receivables represents amounts funded by us. Settlement payables consist of settlement deposits from clients, settlement payables to third parties and outstanding checks related to our settlement activities for which the right of offset does not exist or we do not intend to exercise our right of offset. Our accounting policy for such outstanding checks is to include them in settlement payables on the balance sheet and operating cash flows on the statement of cash flows. The payment solution services that give rise to these settlement balances are separate and distinct from those settlement activities referred to under (b) Cash and Cash Equivalents, where the services we provide primarily facilitate the movement of funds.

(g)Goodwill

Goodwill represents the excess of cost over the fair value of identifiable assets acquired and liabilities assumed in business combinations. FASB ASC Topic 350, Intangibles — Goodwill and Other, requires that goodwill and other intangible assets with indefinite useful lives not be amortized, but rather be tested for impairment annually, or more frequently if circumstances indicate potential impairment. The guidance allows an entity first to assess qualitatively whether it is more likely than not that a reporting unit's carrying amount exceeds its fair value, referred to as "step zero." If an entity concludes that it is more likely than not that a reporting unit's fair value is less than its carrying amount (that is, a likelihood of more than 50 percent), the "step

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one" quantitative assessment must be performed for that reporting unit. ASC Topic 350 provides examples of events and circumstances that should be considered in performing the "step zero" qualitative assessment, including macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, events affecting a reporting unit or the entity as a whole and a sustained decrease in share price.

In applying the quantitative analysis, we determine the fair value of our reporting units based on a weighted average of multiple valuation techniques, principally a combination of an income approach and a market approach, which are Level 3 and Level 2 type measurements. The income approach calculates a value based upon the present value of estimated future cash flows, while the market approach uses earnings multiples of similarly situated guideline public companies. If the fair value of a reporting unit exceeds the carrying value of the reporting unit’s net assets, goodwill is not impaired and further testing is not required. We engaged independent specialists to perform valuations of our reporting units effective January 1, 2015 in conjunction with our re-segmentation, and prior to that in 2012. There was a substantial excess of fair value over carrying value for each of our reporting units in both the 2015 and 2012 independent valuations.

The Company assesses goodwill for impairment on an annual basis during the fourth quarter using a September 30 measurement date unless circumstances require a more frequent measurement. For each of 2015, 2014 and 2013, we began our assessment with the step zero qualitative analysis. In performing the step zero qualitative analysis for each year, examining those factors most likely to affect our valuations, we concluded that it remained more likely than not that the fair value of each of our reporting units continued to exceed their carrying amounts. Consequently, we did not perform a step one quantitative analysis specifically for the purpose of our annual impairment test in any year presented in these financial statements.

In conjunction with the organizational modifications in the first quarter of 2016, we reallocated goodwill associated with the reclassified businesses based on relative fair values as of January 1, 2016. We refreshed our step zero qualitative analysis, identifying no indications of impairment for any of our reporting units.

(h)Long-Lived Assets

Long-lived assets and intangible assets with finite useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset, which are Level 3-type measurements. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

(i)Intangible Assets

The Company has intangible assets that consist primarily of customer relationships and trademarks that are recorded in connection with acquisitions at their fair value based on the results of valuation analyses. Customer relationships are amortized over their estimated useful lives using an accelerated method that takes into consideration expected customer attrition rates up to a 10-year period. Intangible assets with finite lives (principally customer relationships and certain trademarks) are reviewed for impairment in accordance with FASB ASC Section 360-10-35, Impairment or Disposal of Long-Lived Assets, while certain trademarks determined to have indefinite lives are reviewed for impairment at least annually in accordance with FASB ASC Topic 350. Similar to the guidance for goodwill, ASC Topic 350 allows an organization to first perform a qualitative assessment of whether it is more likely than not that an asset has been impaired.

We engaged independent specialists to perform a valuation of our indefinite lived intangible assets in 2015 and 2012, using a form of income approach valuation known as the relief-from-royalty method, which is a Level 3 type measurement. For 2015, we proceeded directly to a step one quantitative analysis. There was a substantial excess of fair value over carrying value for each of our indefinite lived intangible assets in the 2015 independent valuations. For each of 2014 and 2013, we began our assessment with the step zero qualitative analysis because there was a substantial excess of fair value over carrying value for each of our indefinite-lived intangible assets based on the 2012 valuation. Based upon the results of these assessments, there were no indications of impairment, except for one trademark with nominal value in 2013.

(j)Computer Software

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Computer software includes software acquired in business combinations, purchased software and capitalized software development costs. Software acquired in business combinations is generally valued using the relief-from-royalty method, a Level 3 type measurement. Purchased software is recorded at cost and amortized using the straight-line method over its estimated useful life and software acquired in business combinations is recorded at its fair value and amortized using straight-line or accelerated methods over its estimated useful life, ranging from five to 10 years.

The capitalization of software development costs is governed by FASB ASC Subtopic 985-20 if the software is to be sold, leased or otherwise marketed, or by FASB ASC Subtopic 350-40 if the software is for internal use. After the technological feasibility of the software has been established (for software to be marketed), or at the beginning of application development (for internal-use software), software development costs, which primarily include salaries and related payroll costs and costs of independent contractors incurred during development, are capitalized. Research and development costs incurred prior to the establishment of technological feasibility (for software to be marketed), or prior to application development (for internal-use software), are expensed as incurred. Software development costs are amortized on a product-by-product basis commencing on the date of general release (for software to be marketed) or the date placed in service (for internal-use software). Software development costs for software to be marketed are amortized using the greater of (1) the straight-line method over its estimated useful life, which ranges from three to 10 years, or (2) the ratio of current revenues to total anticipated revenues over its useful life.

(k)Deferred Contract Costs

Costs of sales, including costs incurred for bid and proposal activities, are generally expensed as incurred. However, certain costs incurred upon initiation of a contract, including sales commissions, are deferred and amortized as expense over the contract life. These costs represent incremental external costs or certain specific internal costs that are directly related to the contract acquisition or transition activities.

In the event indications exist that a particular deferred contract cost balance may be impaired, undiscounted estimated cash flows of the contract are projected over its remaining term and compared to the unamortized deferred contract cost balance. If the projected cash flows are not adequate to recover the unamortized cost balance, the balance would be adjusted to equal the contract’s net realizable value, including any termination fees provided for under the contract, in the period such a determination is made.

(l)Property and Equipment

Property and equipment is recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed primarily using the straight-line method based on the estimated useful lives of the related assets: 30 years for buildings and three to seven years for furniture, fixtures and computer equipment. Leasehold improvements are amortized using the straight-line method over the lesser of the initial term of the applicable lease or the estimated useful lives of such assets.

(m)Income Taxes

The Company recognizes deferred income tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities and expected benefits of using net operating loss and credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The impact on deferred income taxes of changes in tax rates and laws, if any, is reflected in the Consolidated Financial Statements in the period enacted. A valuation allowance is established for any portion of a deferred income tax asset for which management believes it is more likely than not that the Company will not be able to realize the benefits of all or a portion of that deferred income tax asset.

(n)Revenue Recognition

The Company generates revenues from the delivery of bank processing, credit and debit card and wealth management processing services, other payment processing services, professional services, software licensing, software as a service ("SaaS"), business process as a service ("BPaaS"), cloud revenue and software related services. The Company recognizes revenue when: (i) evidence of an arrangement exists; (ii) delivery has occurred; (iii) the fees are fixed or determinable; and

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(iv) collection is considered probable. Taxes collected from customers and remitted to governmental authorities are not included in revenue. Revenue generated from contracts executed outside of our North American operations represented approximately 22%, 22% and 21% of total revenue in 2015, 2014 and 2013, respectively.

The Company enters into arrangements with customers to provide services, software and software-related services such as post-contract customer support and implementation and training either individually or as part of an integrated offering of multiple services. The revenues for services provided under these multiple element arrangements are recognized in accordance with the applicable revenue recognition accounting principles as further described below.
In multiple-element arrangements, consideration is allocated to each deliverable using the relative selling price method. The selling price for each deliverable is based on vendor-specific objective evidence (“VSOE”) if available, third-party evidence (“TPE”) if VSOE is not available, or estimated selling price (“ESP”) if neither VSOE or TPE are available. A delivered item in a multiple element arrangement is considered a separate unit of accounting if (a) the item has value to the customer on a standalone basis; and (b) delivery or performance of the undelivered item or items is considered probable and substantially in the Company's control if the arrangement includes a general right of return relative to the delivered item.
We establish VSOE of selling price using the price charged when the same element is sold separately, or in the case of post-contract customer support or other recurring services, when a substantive stated renewal rate is provided to the customer. In certain circumstances, the Company is not able to establish VSOE for all deliverables in a multiple element arrangement. This may be due to infrequent standalone sales for an element, a limited sales history for new solutions or pricing within a broader range than permissible by our policy to establish VSOE. In those circumstances, we proceed to the alternative levels in the hierarchy of determining selling price. TPE of selling price is established by evaluating largely similar and interchangeable competitor products or services in standalone sales to similarly situated customers. The Company is typically not able to determine TPE and we rarely use this measure since we are generally unable to reliably verify standalone prices of competitive solutions. ESP is established in those instances where neither VSOE nor TPE are available, considering internal factors such as margin objectives, pricing practices and controls, customer segment pricing strategies and the product life cycle. Consideration is also given to market conditions such as competitor pricing strategies and industry technology life cycles.

The Company's arrangements with multiple deliverables may include one or more elements that are subject to the software revenue recognition guidance. The consideration for these multiple element arrangements is allocated to the software deliverables and the non-software deliverables based on the relative selling prices of all of the elements in the arrangement using the above hierarchy. The appropriate revenue recognition guidance is then applied to the respective software and non-software elements.

The following describes the Company’s primary types of revenues and its revenue recognition policies as they pertain to the types of transactions the Company enters into with its customers.

Processing Services Revenues

Processing services are comprised of data processing and application and/or facility management, including our SaaS and cloud offerings. Revenues from processing services are typically volume- or activity-based depending on factors such as the number of accounts processed, transactions or trades processed, users, number of hours of services or computer resources used. They can also be based on minimum monthly usage fees. Revenues from these arrangements are recognized as services are performed. Processing services represented 75% of total revenues in 2015 and 2014 and 76% in 2013.

Technology or service components from third parties are frequently embedded in or combined with our applications or service offerings. We are often responsible for billing the client in these arrangements and transmitting the applicable fees to the third party. Whether a company should recognize revenue based on the gross amount billed to a customer or the net amount retained is a matter of judgment that depends on the relevant facts and circumstances. Certain factors or indicators have been identified in the authoritative literature that should be considered in the evaluation. In certain of these arrangements, we have concluded that recognizing the gross amount billed is appropriate while in others we recognize the net amount retained, depending upon the level of our contractual responsibilities and obligations for delivering solutions to end customers.

Professional Services Revenues

Revenues and costs related to implementation, conversion and programming services associated with the Company’s data processing and application management agreements during the implementation phase are deferred and subsequently recognized

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using the straight-line method over the term of the related services agreement when these upfront services do not have standalone value or if revenue otherwise allocable to these elements is contingent upon delivery of other elements in the arrangement. Revenues and costs related to other consulting service agreements are recognized as the services are provided, assuming the separation criteria outlined above are satisfied. Professional services as a percentage of total revenues were 14%, 15% and 12% in 2015, 2014 and 2013, respectively. A significant portion of our professional services revenues is derived from contracts for dedicated personnel resources who are often working full-time at a client site and under their direction. These revenues generally re-occur as contracts are renewed.

License and Software Related Revenues

The Company recognizes software license and post-contract customer support fees, as well as associated implementation, training, conversion and programming fees in accordance with FASB ASC Subtopic 985-605. Initial license fees are recognized when a contract exists, the fee is fixed or determinable, software delivery has occurred and collection of the receivable is deemed probable, provided that VSOE of fair value has been established for any undelivered elements in the arrangement. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. If evidence of fair value does not exist for one or more undelivered elements of a contract, then all revenue is deferred until all elements are delivered or VSOE of fair value is determined for all remaining undelivered elements. Revenue from post-contract customer support is recognized ratably over the term of the agreement. The Company records deferred revenue for all billings invoiced prior to revenue recognition.
Software license fees in certain of our SunGard businesses include rental fees for clients who would prefer a periodic fee instead of a larger up-front payment. Software rentals combine the license and maintenance services into a bundled element, and the fee is recognized ratably over the corresponding services period when the client has the right to use the software product and receive maintenance and support services.
Software license revenue and related post-contract customer support represented approximately 9%, 7% and 8% of total revenues in 2015, 2014 and 2013, respectively, with over 65% of the revenue representing post-contractual support revenue.

When the arrangement with the customer includes significant customization, modification, or production of software, the Company recognizes revenue applying contract accounting. For elements accounted for under contract accounting, revenue is recognized using the percentage-of-completion method since reasonably dependable estimates of revenues and contract hours applicable to various elements of a contract can be made. Cost-to-cost or efforts-expended (labor hours) methods are used to measure progress toward completion. Revenues in excess of billings on these agreements are recorded as unbilled receivables and are included in trade receivables. Billings in excess of revenue recognized on these agreements are recorded as deferred revenue until revenue recognition criteria are met. Changes in estimates for revenues, costs and profits are recognized in the period in which they are determinable. If and when the Company’s estimates indicate that the entire contract will be performed at a loss, a provision for the entire loss is recorded in that accounting period.

In arrangements where the licensed software includes hosting the software for the customer, a software element is only considered present if the customer has the contractual right to take possession of the software at any time during the hosting period without significant penalty and it is feasible for the customer to either operate the software on their own hardware or contract with another vendor to host the software. If the arrangement meets these criteria, as well as the other criteria for recognition of the license revenues described above, a software element is present and license revenues are recognized when the software is delivered and hosting revenues are recognized as the service is provided. If a separate software element as described above is not present, the related revenues are combined and recognized ratably over the hosting or maintenance period, whichever is longer.

Hardware and Other Revenues

Hardware and other miscellaneous revenues including termination fees represented approximately 2% of our total revenues in 2015 and are recognized following the separation and recognition criteria discussed above. The Company generally does not stock in inventory the hardware products sold, but arranges for delivery of hardware from third-party suppliers. The Company evaluates the gross vs. net indicators for these transactions and records the revenue related to hardware transactions on a gross basis as appropriate and the related costs are included in cost of revenue as appropriate if the Company is considered the primary obligor by the customer, bears risk of loss and has latitude in establishing prices on the equipment.

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Recent Accounting Guidance Not Yet Adopted

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU
2014-09”). ASU 2014-09 amends substantially all authoritative literature for revenue recognition, including industry-specific requirements, and converges the guidance under this topic with that of the International Financial Reporting Standards. The
ASU implements a five-step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Other provisions include ensuring the time value of money is considered in the transaction price and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The effective date to the amendments was postponed to reporting periods beginning after December 15, 2017, with early adoption allowed for reporting periods beginning after December 15, 2016. Entities can transition to the standard either with retrospective application to the earlier years presented in their financial statements or with a cumulative-effect adjustment as of the date of adoption. We are currently assessing the impact the adoption of ASU 2014-09 will have on our financial position and results of operations as well as the transition method we expect to employ.

(o)Cost of Revenue and Selling, General and Administrative Expenses

Cost of revenue includes payroll, employee benefits, occupancy costs and other costs associated with personnel employed in customer service and service delivery roles, including program design and development and professional services. Cost of revenue also includes data processing costs, amortization of software, customer relationship intangible assets and depreciation on operating assets.

Selling, general and administrative expenses include payroll, employee benefits, occupancy and other costs associated with personnel employed in sales, marketing, human resources, finance, risk management and other administrative roles. Selling, general and administrative expenses also include depreciation on non-operating corporate assets, advertising costs and other marketing-related programs.

(p)Stock-Based Compensation Plans

The Company accounts for stock-based compensation plans using the fair value method. Thus, compensation cost is measured based on the fair value of the award at the grant date and is recognized over the service period. Certain of our stock awards also contain performance conditions. In those circumstances, compensation cost is recognized over the service period when it is probable the outcome of that performance condition will be achieved. If the Company concludes at any point prior to completion of the requisite service period that it is not probable that the performance condition will be met, any previously recorded expense would be reversed.

(q)Foreign Currency Translation

The functional currency for the foreign operations of the Company is either the U.S. Dollar or the local foreign currency. For foreign operations where the local currency is the functional currency, the translation into U.S. Dollars for consolidation is performed for balance sheet accounts using exchange rates in effect at the balance sheet date and for revenue and expense accounts using the average exchange rate during the period. The adjustments resulting from the translation are included in accumulated other comprehensive earnings (loss) in the Consolidated Statements of Equity and Consolidated Statements of Comprehensive Earnings and are excluded from net earnings.

Gains or losses resulting from foreign currency transactions are included in other income.

(r)Management Estimates

The preparation of these Consolidated Financial Statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(s)Provision for Check Guarantee Losses

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In the Company’s check guarantee business, if a guaranteed check presented to a merchant customer is dishonored by the check writer’s bank, the Company reimburses the merchant customer for the check’s face value and pursues collection of the amount from the delinquent check writer. Loss provisions and anticipated recoveries are determined by performing a historical analysis of the Company’s check loss and recovery experience and considering other factors that could affect that experience in the future. Such factors include the general economy, the overall industry mix of customer volumes, statistical analysis of check fraud trends within customer volumes, and the quality of returned checks. The estimated check returns and recovery amounts are subject to risk that actual amounts returned and recovered may be different than the Company’s estimates. The Company had accrued claims payable balances of $11.2 million and $14.5 million as of December 31, 2015 and 2014, respectively, related to these estimations. The Company had accrued claims recoverable of $13.4 million and $20.4 million as of December 31, 2015 and 2014, respectively, related to these estimations. In addition, the Company recorded provisions for check guarantee losses, net of anticipated recoveries excluding service fees, of $48.9 million, $57.2 million and $57.3 million for the years ended December 31, 2015, 2014 and 2013, respectively. The amount paid to merchant customers, net of amounts recovered from check writers excluding service fees, was $41.2 million, $51.9 million and $53.7 million for the years ended December 31, 2015, 2014 and 2013, respectively.

(t)Net Earnings per Share

The basic weighted average shares and common stock equivalents for the years ended December 31, 2015, 2014 and 2013 are computed using the treasury stock method.

Net earnings and earnings per share for the years ended December 31, 2015, 2014 and 2013 are as follows (in millions, except per share data):

	Year ended December 31,
	2015	2014	2013
Earnings from continuing operations attributable to FIS, net of tax	$638.8	$690.5	$490.0
Earnings (loss) from discontinued operations attributable to FIS, net of tax	(7.3)	(11.4)	3.1
Net earnings attributable to FIS common stockholders	$631.5	$679.1	$493.1
Weighted average shares outstanding — basic	285.0	284.8	289.7
Plus: Common stock equivalent shares	3.7	3.9	4.5
Weighted average shares outstanding — diluted	288.7	288.7	294.2
Net earnings per share — basic from continuing operations attributable to FIS common stockholders	$2.24	$2.42	$1.69
Net earnings (loss) per share — basic from discontinued operations attributable to FIS common stockholders	(0.03)	(0.04)	0.01
Net earnings per share — basic attributable to FIS common stockholders *	$2.22	$2.38	$1.70
Net earnings per share — diluted from continuing operations attributable to FIS common stockholders	$2.21	$2.39	$1.67
Net earnings (loss) per share — diluted from discontinued operations attributable to FIS common stockholders	(0.03)	(0.04)	0.01
Net earnings per share — diluted attributable to FIS common stockholders *	$2.19	$2.35	$1.68

* amounts may not sum due to rounding.
Options to purchase approximately 3.5 million, 4.4 million and 4.2 million shares of our common stock for the years ended December 31, 2015, 2014 and 2013, respectively, were not included in the computation of diluted earnings per share because they were anti-dilutive.

(u)Certain Reclassifications

Certain reclassifications have been made in the 2014 and 2013 Consolidated Financial Statements to conform to the classifications used in 2015.

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(3)    Divestitures and Discontinued Operations

During the second quarter of 2015, we sold certain assets associated with our gaming industry check warranty business, resulting in a pre-tax gain of $139.4 million, which is included in Other income (expense), net. The sale did not meet the standard necessary to be reported as discontinued operations; therefore, the gain and related prior period earnings remain reported within earnings from continuing operations.

As described below, certain operations are reported as discontinued in the Consolidated Statements of Earnings for the years ended December 31, 2015, 2014 and 2013. The revenues and earnings (losses) of the businesses included in discontinued operations for the periods presented were as follows:

Revenues	2015	2014	2013
eCas business line	$—	$3.0	$7.3

Earnings (loss) from discontinued operations net of tax:	2015	2014	2013
eCas business line	$(3.9)	$(5.1)	$1.2
ClearPar	—	—	16.7
Healthcare Benefit Solutions Business	—	—	0.1
Participacoes operations	(3.4)	(6.3)	(14.9)
Total discontinued operations	$(7.3)	$(11.4)	$3.1

China eCas Business Line

During the second quarter of 2014, the Company committed to a plan to sell our business operation that provides eCas core banking software solutions to small financial institutions in China because it did not align with our strategic plans. We entered into a purchase agreement in January 2015 to sell this business and the transaction closed during the second quarter of 2015.

Healthcare Benefit Solutions Business

On June 25, 2012, we entered into a definitive agreement to sell our Healthcare Benefit Solutions Business ("Healthcare Business") because its operations did not align with our strategic plans. The all-cash transaction closed on August 15, 2012 and we received cash proceeds of $332.2 million. We recorded a pre-tax gain of $22.0 million and tax expense on the sale of $78.3 million, which resulted from the allocation of goodwill with minimal tax basis.

Brazil Item Processing and Remittance Services Operations

During the third quarter of 2010, the Company decided to pursue strategic alternatives for Fidelity National Participacoes Ltda. (“Participacoes”). Participacoes' processing volume was transitioned to other vendors or back to its clients during the second quarter of 2011. Participacoes had charges associated with shut-down activities of $5.2 million, $10.1 million and $23.1 million during the years ended December 31, 2015, 2014 and 2013, respectively. The shut-down activities involved the transfer and termination of approximately 2,600 employees, which was completed in 2011. Former employees generally had up to two years from the date of terminations, extended through April 2013, to file labor claims and a number of them did file labor claims. As of December 31, 2015, there were approximately 550 active claims remaining. Consequently, we have continued exposure on these active claims, which were not transferred with other assets and liabilities in the disposal. Our accrued liability for active labor claims, net of $9.4 million in court ordered deposits, is $9.7 million as of December 31, 2015. Any changes in the estimated liability related to these labor claims will be recorded as discontinued operations.

In 2004, Proservvi Empreendimentos e Servicios, Ltda., the predecessor to Fidelity National Servicos de Tratamento de Documentos e Informatica Ltda. (“Servicos”), a subsidiary of Participacoes, acquired certain assets and employees and leased certain facilities from the Transpev Group (“Transpev”) in Brazil. Transpev’s remaining assets were later acquired by Prosegur, an unrelated third party. When Transpev discontinued its operations after the asset sale to Prosegur, it had unpaid federal taxes and social contributions owing to the Brazilian tax authorities. The Brazilian tax authorities brought a claim against Transpev and beginning in 2012 brought claims against Prosegur and Servicos on the grounds that Prosegur and Servicos were

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successors in interest to Transpev. To date, the Brazilian tax authorities filed five claims against Servicos asserting potential tax liabilities of approximately $5.8 million. There are potentially 31 additional claims against Transpev/Prosegur for which Servicos is named as a co-defendant or may be named, but for which Servicos has not yet been served. These additional claims amount to approximately $58.1 million making the total potential exposure for all 36 claims approximately $63.9 million. We do not believe a liability for these 36 total claims is probable or reasonably estimable and, therefore, have not recorded a liability for any of these claims.

ClearPar

On January 1, 2010, FIS sold certain assets and liabilities constituting our ClearPar automated syndicated loan trade settlement business. Terms of the sale included an initial cash payment of $71.5 million at closing, with the potential for an additional contingent earn-out payment calculated as a function of the business' 2012 operating results. In May 2013, we recorded in discontinued operations a gain of $26.8 million ($16.7 million, net of tax) upon final determination and receipt of the earn-out payment.

(4)    Components of Other Comprehensive Earnings

The following table shows accumulated other comprehensive earnings ("AOCE") attributable to FIS by component, net of tax, for the year ended December 31, 2015 (in millions):

		Foreign
	Interest Rate	Currency
	Swap	Translation
	Contracts	Adjustments	Other (1)	Total
Balances, December 31, 2014	$(0.7)	$(95.2)	$(11.3)	$(107.2)
Other comprehensive gain/(loss) before reclassifications	(1.0)	(163.4)	(9.9)	(174.3)
Amounts reclassified from AOCE	2.1	—	—	2.1
Net current period AOCE attributable to FIS	1.1	(163.4)	(9.9)	(172.2)
Balances, December 31, 2015	$0.4	$(258.6)	$(21.2)	$(279.4)

(1)
Includes the cash settlement payment on treasury lock contracts associated with bridge financing for the SunGard acquisition. This amount will be amortized as an adjustment to interest expense over the ten years in which the related interest payments that were hedged are recognized in income.

The amount reclassified from AOCE for interest rate derivative contracts includes $3.7 million recorded as interest expense, reduced by a related $1.6 million provision for income taxes. See Note 14 for the tax provision associated with each component of other comprehensive income.

(5)    Related Party Transactions

Brazilian Venture

The Company operates a joint venture ("Brazilian Venture") with Banco Bradesco S.A. ("Banco Bradesco") in which we own a 51% controlling interest, to provide comprehensive, fully outsourced transaction processing, call center, cardholder support and collection services to multiple card issuing clients in Brazil, including Banco Bradesco. The original accounting for this transaction resulted in the establishment of a contract intangible asset and a liability for amounts payable to the original partner banks upon final migration of their respective card portfolios and achieving targeted volumes (the “Brazilian Venture Notes”). The unamortized contract intangible asset balance as of December 31, 2015 was $86.6 million. Upon the exit of one partner bank, certain terms of the Brazilian Venture were subsequently renegotiated between Banco Bradesco and FIS and were memorialized in an Amended Association Agreement in November 2011. Among other things, the payout for the Brazilian Venture Notes was extended over a ten-year period. Additional performance remuneration provisions upon the achievement of targeted account and transaction volumes were renegotiated, for which additional related party payables were recorded as of December 31, 2011, based on management's expectation that the targets will be met. The passage of time and the achievement of certain targets triggered payments to Banco Bradesco of $4.8 million and $5.5 million in 2015 and 2014, respectively. The remaining related party payable was $33.2 million and $42.9 million as of December 31, 2015 and 2014, respectively. In

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addition, the board of directors for the Brazilian Venture declared a one-time dividend during the years ended December 31, 2015 and 2014, resulting in payments of $23.6 million and $34.8 million respectively, to Banco Bradesco and thereby reducing the value of the noncontrolling interest as of December 31, 2015 to $81.1 million.

The Company recorded Brazilian Venture revenues of $236.8 million, $281.4 million and $296.2 million during the years ended December 31, 2015, 2014 and 2013, respectively, from Banco Bradesco relating to these services. Banco Bradesco Brazilian Venture revenues included $95.9 million and $29.7 million of unfavorable currency impact during the years ended December 31, 2015 and 2014, respectively, resulting from a stronger U.S. Dollar in 2015 as compared to 2014 and 2014 as compared to 2013.

The Brazilian Venture currently processes approximately 64 million cards for clients in Brazil and provides call center, cardholder support and collection services for their card portfolios.

(6)Acquisitions

SunGard

FIS completed the SunGard acquisition on November 30, 2015, and SunGard's results of operations and financial position are included in the Consolidated Financial Statements from and after the date of acquisition. The SunGard acquisition increased our existing portfolio of solutions to automate a wide range of complex business processes for financial services institutions and corporate and government treasury departments, adding trading, securities operations, administering investment portfolios, accounting for investment assets, and managing risk and compliance requirements. In addition, the Acquisition now enables us to provide software and technology services to domestic governments at all levels, nonprofits and utilities and to kindergarten through 12th grade ("K-12") educational institutions.

Through a series of mergers, FIS acquired 100 percent of the equity of SunGard, for a total purchase price as follows (in millions):

Cash consideration, including SunGard transaction fees paid at closing	$2,334.8
Value of stock and vested equity awards exchanged for FIS shares	2,696.8
Value of vested portion of SunGard stock awards exchanged for FIS awards	47.5
$5,079.1

We recorded a preliminary allocation of the purchase price to SunGard tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of November 30, 2015. The provisional amounts for intangible assets are based on independent third-party valuations performed. Goodwill was recorded as the residual amount by which the purchase price exceeded the provisional fair value of the net assets acquired. Land and building valuations based on appraisals performed by certified property appraisers were underway as of December 31, 2015. Our evaluations of the facts and circumstances available as of November 30, 2015 to assign fair values to other assets acquired and liabilities assumed are ongoing, as are our assessments of the economic characteristics of the acquired software and other intangibles. These evaluations may result in changes to the provisional amounts recorded.

In accordance with ASU 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments, the financial statements will not be retrospectively adjusted for any measurement-period adjustments that occur in subsequent periods. Rather, we will recognize any adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment is determined. We will also be required to record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of any change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date.

The preliminary purchase price allocation is as follows (in millions):

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Cash	$631.1
Trade and other receivables	559.4
Property and equipment	135.5
Computer software	674.3
Intangible assets	4,190.0
Other assets	73.7
Goodwill	5,993.8
Liabilities assumed and noncontrolling interest	(7,178.7)
$5,079.1

The following table summarizes the liabilities assumed in the SunGard acquisition (in millions):

Long-term debt, subsequently retired	$4,737.9
Deferred income taxes	1,650.2
Deferred revenue	278.3
Other liabilities and noncontrolling interest	512.3
$7,178.7

The gross contractual amount of trade and other receivables acquired was approximately $583.3 million. The difference between that total and the provisional amount reflected above represents our best estimate at the acquisition date of the contractual cash flows not expected to be collected. This difference was derived using SunGard's historical bad debts, sales allowances and collection trends.

In connection with the Acquisition, we also granted approximately 2.4 million restricted stock units in replacement of similar outstanding unvested awards held by SunGard employees. The amounts attributable to services already rendered were included as an adjustment to the purchase price and the amounts attributable to future services will be expensed over the remaining vesting period based on a valuation as of the date of closing.

Pro Forma Results

SunGard's revenues and pre-tax loss from continuing operations of $253.9 million and $11.7 million, respectively, from November 30, 2015 through December 31, 2015, are included in the Consolidated Statements of Earnings. Selected unaudited pro forma results of operations for the years ended December 31, 2015 and 2014, assuming the Acquisition had occurred as of January 1, 2014, are presented for comparative purposes below (in millions, except per share amounts):

	2015	2014
Total processing and services revenues	$9,139.1	$8,985.8
Net earnings (loss) from continuing operations attributable to FIS common stockholders	$388.8	$(35.4)
Pro forma earnings (loss) per share - basic from continuing operations attributable to FIS common stockholders	$1.19	$(0.11)
Pro forma earnings (loss) per share - diluted from continuing operations attributable to FIS common stockholders	$1.17	$(0.11)

Pro forma results include impairment charges of $339.0 million and merger and integration related costs of $200.0 million on a pre-tax basis for 2014. The pro forma results do not include any anticipated synergies, but do include the impacts of purchase accounting adjustments and conforming commission policies. SunGard elected to expense commission payments as incurred whereas FIS recognizes commission expense over the period that the related revenue is recognized. The pro forma earnings (pre-tax) have been increased by $11.9 million and $15.1 million for 2015 and 2014, respectively, to conform SunGard’s expense recognition to FIS' policy. SunGard’s policies and practices surrounding software development and

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capitalization of related costs differed from those used by FIS and will be conformed to those of FIS prospectively. As a result, FIS expects that more development costs will qualify to be capitalized than SunGard has recorded historically. It is not practicable to determine what the impact of the changes in application of the capitalization principles would have been for purposes of these pro forma results.

Excluding the impact of deferred revenue adjustments, total pro forma revenues would be $9,148.9 million and $9,222.8 million for 2015 and 2014, respectively.

Other Acquisitions

The Company completed a number of other acquisitions in 2015, 2014 and 2013 that were not significant, individually or in the aggregate, including Clear2Pay NV. ("Clear2Pay") for $461.5 million in October 2014, Reliance Financial Corporation ("Reliance") for $110.0 million in July 2014, Credit Management Solutions, Inc. ("CMSI") for $29.0 million in April 2014, and mFoundry, Inc. ("mFoundry") for $115.0 million in March 2013. The results of operations and financial position of these entities are included in the Consolidated Financial Statements from and after the date of acquisition.

The addition of Clear2Pay expanded FIS’ global payments capabilities and enhanced our ability to deliver differentiated enterprise payments solutions. Because the Clear2Pay purchase price was denominated in Euros, we initiated a foreign currency forward contract to purchase Euros and sell U.S. Dollars to manage the risk arising from fluctuations in exchange rates until the closing.  As this derivative did not qualify for hedge accounting, we recorded a charge of $16.2 million in Other income (expense), net during the third quarter of 2014.  This forward contract was settled on October 1, 2014.

Our acquisition of Atlanta-based Reliance enabled us to provide a full-service wealth management and retirement offerings encompassing technology, full back-office operations outsourcing, custody services and retirement trust and fiduciary services.

Capco Contingent Consideration

The Capco purchase price in 2010 included cash consideration of $297.8 million at closing plus future contingent consideration valued at $113.7 million based on targeted operating performance in 2013 through 2015. We recorded an additional charge of $85.2 million in December 2013 as a result of amendments to the earn-out provisions based on management's outlook and increased projections of Capco's future results in light of its consistently improving performance. The amendments established a final agreed amount in total cash contingent consideration and number of shares in equity contingent consideration, subject to reduction and forfeiture provisions if operating performance targets are not met. The liability had previously been reduced by $22.3 million in 2011 and increased by $43.9 million in 2013 based on forecasts of achievement of targeted operating performance. No adjustments were required in 2015, 2014 and 2012. The remaining contingent consideration liability is $55.2 million as of December 31, 2015, and is included in accounts payable and accrued liabilities in Consolidated Balance Sheets. The remaining payments will be made in 2016, subject to any forfeitures and indemnities.

In conjunction with the acquisition, Capco and FIS established a New Hires and Promotions Incentive Plan ("NHP") to attract new employees and to retain and incent existing employees and management. This plan provided for aggregate payments of up to $67.8 million to eligible participants upon achievement of targeted operating performance in 2013 through 2015. The NHP was amended and restated in December 2013 to: (1) fix the total amount payable at $43.4 million, subject to reduction and forfeiture provisions; (2) establish the named participants and their respective unit allocations; and (3) eliminate any continued service requirements to FIS by the participants after the amendment date. Based on management's expectation that the operating performance measures would be achieved, the liability for the NHPP was adjusted to the present value of the amended total payout, with the resulting increase of $18.1 million recorded in 2013. Prior to the amendment, the expected liability was being expensed over the performance period, which was deemed to equal the service period.

(7)Property and Equipment

Property and equipment as of December 31, 2015 and 2014 consists of the following (in millions):

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	2015	2014
Land	$30.4	$28.1
Buildings	202.9	186.9
Leasehold improvements	138.6	111.7
Computer equipment	846.0	718.6
Furniture, fixtures, and other equipment	177.9	159.1
	1,395.8	1,204.4
Accumulated depreciation and amortization	(785.1)	(721.1)
	$610.7	$483.3

During the years ended December 31, 2015 and 2014, the Company entered into capital lease obligations of $9.2 million and $26.1 million, respectively, for certain computer hardware and software. The assets are included in property and equipment and computer software and the remaining capital lease obligation is classified as long-term debt on our Consolidated Balance Sheet as of December 31, 2015. Periodic payments are included in repayment of borrowings on the Consolidated Statements of Cash Flows.

Depreciation and amortization expense on property and equipment, including that recorded under capital leases, amounted to $139.1 million, $130.1 million and $119.0 million for the years ended December 31, 2015, 2014 and 2013, respectively.

(8)Goodwill

Changes in goodwill during the years ended December 31, 2015 and 2014 are summarized as follows (in millions):

	IFS	GFS	Corporate & Other	Total
Balance, December 31, 2013	$6,552.6	$1,686.8	$260.6	$8,500.0
Goodwill acquired during 2014	74.2	329.8	—	404.0
Purchase price and foreign currency adjustments	—	(26.4)	—	(26.4)
Balance, December 31, 2014	6,626.8	1,990.2	260.6	8,877.6
Goodwill acquired during 2015	1,049.2	4,653.4	300.8	6,003.4
Goodwill distributed through sale of non-strategic assets	—	—	(98.1)	(98.1)
Purchase price and foreign currency adjustments	—	(38.2)	—	(38.2)
Balance, December 31, 2015	$7,676.0	$6,605.4	$463.3	$14,744.7

In performing the step zero qualitative analysis for 2015, examining those factors most likely to affect our valuations, we concluded that it remained more likely than not that the fair value of each of our reporting units continued to exceed their carrying amounts. As a result, no reporting units were at risk of impairment as of the September 30, 2015 measurement date (see Note 2 (g)). In conjunction with the organizational modifications in the first quarter of 2016, we reallocated goodwill associated with the reclassified businesses based on relative fair values as of January 1, 2016. We refreshed our step zero qualitative analysis, identifying no indications of impairment for any of our reporting units.

As indicated in Note 6, we recorded a preliminary allocation of the purchase price to SunGard tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of November 30, 2015, with the residual recorded to goodwill. Any changes in those provisional amounts recorded during the measurement period may result in adjustments to goodwill.

(9)Intangible Assets

Customer relationships intangible assets are obtained as part of acquired businesses and are amortized over their estimated useful lives, generally five to 10 years, using accelerated methods. Trademarks determined to have indefinite lives are not amortized. Certain other trademarks are amortized over periods ranging up to 15 years. As of December 31, 2015 and 2014, trademarks carried at $80.8 million and $82.3 million, respectively, were classified as indefinite lived.

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Intangible assets as of December 31, 2015 consist of the following (in millions):

	Cost	Accumulated Amortization	Net
Customer relationships	$6,782.3	$(1,782.3)	$5,000.0
Trademarks	181.1	(21.9)	159.2
	$6,963.4	$(1,804.2)	$5,159.2

Intangible assets as of December 31, 2014 consist of the following (in millions):

	Cost	Accumulated Amortization	Net
Customer relationships	$2,761.7	$(1,600.5)	$1,161.2
Trademarks	122.8	(16.0)	106.8
	$2,884.5	$(1,616.5)	$1,268.0

Amortization expense for intangible assets with finite lives was $231.1 million, $215.0 million and $233.1 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Estimated amortization of intangibles, including the contract intangible in our Brazilian Venture, which is amortized as a reduction in revenue, for the next five years is as follows (in millions):

2016	$476.9
2017	686.2
2018	689.1
2019	683.8
2020	516.8

(10)    Computer Software

Computer software as of December 31, 2015 and 2014 consists of the following (in millions):

	2015	2014
Software from business acquisitions	$1,188.8	$519.2
Capitalized software development costs	984.7	953.1
Purchased software	126.0	120.3
Computer software	2,299.5	1,592.6
Accumulated amortization	(715.9)	(699.2)
Computer software, net of accumulated amortization	$1,583.6	$893.4

Amortization expense for computer software was $228.6 million, $209.7 million and $195.8 million for the years ended December 31, 2015, 2014 and 2013, respectively.

(11)Deferred Contract Costs

Deferred contract costs as of December 31, 2015 and 2014 consists of the following (in millions):

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	2015	2014
Installations and conversions in progress	$33.8	$17.9
Installations and conversions completed, net	93.4	90.8
Sales commissions and other, net	125.8	104.5
Total deferred contract costs	$253.0	$213.2

Amortization of deferred contract costs was $70.8 million, $71.5 million and $66.6 million for the years ended December 31, 2015, 2014 and 2013, respectively.

(12)Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities as of December 31, 2015 and 2014 consists of the following (in millions):

	2015	2014
Salaries and incentives	$324.5	$138.7
Accrued benefits and payroll taxes	113.9	53.9
Trade accounts payable and other accrued liabilities	535.1	386.5
Accrued claims and claims payable	19.2	20.8
Accrued interest payable	62.5	21.8
Taxes other than income tax	65.0	47.5
Capco acquisition related liabilities	66.2	61.1
Total accounts payable and accrued liabilities	$1,186.4	$730.3

(13)     Long-Term Debt
Long-term debt as of December 31, 2015 and 2014 consists of the following (in millions):

	2015	2014
2017 Term Loans (1)	$1,300.0	$1,300.0
2018 Term Loans (2)	1,500.0	—
Senior Notes due 2017, interest payable semi-annually at 1.450%	300.0	300.0
Senior Notes due April 2018, interest payable semi-annually at 2.000%	250.0	250.0
Senior Notes due October 2018, interest payable semi-annually at 2.850%	750.0	—
Senior Notes due 2020, interest payable semi-annually at 3.625%	1,750.0	—
Senior Notes due March 2022, interest payable semi-annually at 5.000%	700.0	700.0
Senior Notes due October 2022, interest payable semi-annually at 4.500%	500.0	—
Senior Notes due 2023, interest payable semi-annually at 3.500%	1,000.0	1,000.0
Senior Notes due 2024, interest payable semi-annually at 3.875%	700.0	700.0
Senior Notes due 2025, interest payable semi-annually at 5.000%	1,500.0	—
Revolving Loan, (3)	1,250.0	795.0
Other	13.1	22.7
	11,513.1	5,067.7
Current portion	(15.3)	(13.1)
Long-term debt, excluding current portion	$11,497.8	$5,054.6
__________________________________________

(1)
Interest on the 2017 Term Loans is generally payable at LIBOR plus an applicable margin of up to 1.75% based upon the Company's corporate credit ratings. As of December 31, 2015, the weighted average interest rate on the 2017 Term Loans was 1.49%.

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(2)
Interest on the 2018 Term Loans is generally payable at LIBOR plus an applicable margin of up to 1.75% based upon the Company's corporate credit ratings. As of December 31, 2015, the weighted average interest rate on the 2018 Term Loans was 1.48%.

(3)
Interest on the Revolving Loan is generally payable at LIBOR plus an applicable margin of up to 1.75% plus an unused commitment fee of up to 0.25%, each based upon the Company's corporate credit ratings. As of December 31, 2015, the applicable margin on the Revolving Loan, excluding facility fees and unused commitment fees, was 1.25%.

FIS is a party to a syndicated credit agreement (the “Credit Agreement”), which as of December 31, 2015 provided total committed capital of $4,300.0 million comprised of: (1) a revolving credit facility in an aggregate maximum principal amount of $3,000.0 million maturing on December 18, 2019 (the "Revolving Loan") and (2) term loans of $1,300.0 million maturing on March 30, 2017 (the "2017 Term Loans"). FIS is also a party to a syndicated term loan agreement (the "Term Loan Agreement" and together with the Credit Agreement, the "FIS Credit Agreements"), which as of December 31, 2015 provided term loans of $1,500.0 million maturing on December 18, 2018 (the "2018 Term Loans"). As of December 31, 2015, the outstanding principal balance of the Revolving Loan was $1,250.0 million, with $1,742.4 million of borrowing capacity remaining thereunder (net of $7.6 million in outstanding letters of credit issued under the Revolving Loan).

Concurrent with the execution of the SunGard acquisition agreement (Note 6), the Company secured $6.9 billion of committed bridge financing to ensure our ability to fund the cash requirements related to the Acquisition. The bridge commitments were terminated in October following the (a) amendment of the Credit Agreement to modify certain covenants; (b) the issuance of the $1.5 billion Term Loan Agreement funded upon completion of the Acquisition with the 2018 Term Loans; and (c) the issuance of $4.5 billion of senior unsecured fixed rate notes. The 2018 Term Loans mature on the third anniversary of the initial funding date. The loans under the Credit Agreement are not subject to mandatory prepayment and voluntary prepayments will be permitted at any time without fee and subject to minimum dollar requirements. The Company incurred and expensed approximately $17.0 million in the third quarter in connection with securing the financing. Additional fees of $2.6 million were capitalized as debt issuance costs.

The obligations of FIS under the FIS Credit Agreements and under all of its outstanding senior notes rank equal in priority and are unsecured. On December 18, 2014, FIS completed an amendment to the Credit Agreement that, among other provisions, eliminated all existing guarantees from FIS' subsidiaries. The FIS Credit Agreements and the senior notes remain subject to customary covenants, including, among others, limitations on the payment of dividends by FIS, and events of default.

The following summarizes the mandatory annual principal payments pursuant to the FIS Credit Agreements and the senior notes' indentures as of December 31, 2015 (in millions):

Total
2016	$—
2017	1,600.0
2018	2,500.0
2019	—
2020	1,750.0
Thereafter	4,400.0
Total	$10,250.0

Voluntary prepayment of the Term Loans is generally permitted at any time without fee upon proper notice and subject to a minimum dollar requirement. There are no mandatory principal payments on the Revolving Loan and any balance outstanding on the Revolving Loan will be due and payable at its scheduled maturity date.

FIS may redeem some or all of the March 2022 Notes on or before May 14, 2020 at a specified premium to par, and thereafter at par as outlined in the indenture agreement. FIS may also redeem the 2017 Notes, the April and October 2018 Notes, 2020 Notes, October 2022 Notes, 2023 Notes, 2024 Notes and 2025 Notes at its option in whole or in part, at any time and from time to time, at a redemption price equal to the greater of 100% of the principal amount to be redeemed and a make-

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whole amount calculated as described in the related indenture in each case plus accrued and unpaid interest to, but excluding, the date of redemption; provided no make-whole amount will be paid for redemptions of the 2020 Notes during the one month prior to its maturity, the October 2022 Notes during the two months prior to its maturity and the 2023 Notes, the 2024 Notes and the 2025 Notes during the three months prior to their maturity.

Debt issuance costs of $69.2 million, net of accumulated amortization, remain capitalized as of December 31, 2015, related to all of the above outstanding debt.

We monitor the financial stability of our counterparties on an ongoing basis. The lender commitments under the undrawn portions of the Revolving Loan are comprised of a diversified set of financial institutions, both domestic and international. The combined commitments of our top 10 revolving lenders comprise about 72% of our Revolving Loan. The failure of any single lender to perform its obligations under the Revolving Loan would not adversely impact our ability to fund operations. If the single largest lender were to default under the terms of the Credit Agreement (impacting the capacity of the Revolving Loan), the maximum loss of available capacity on the undrawn portion of the Revolving Loan, as of December 31, 2015, would be approximately $128.3 million.

The fair value of the Company’s long-term debt is estimated to be approximately $30.4 million higher than the carrying value as of December 31, 2015. This estimate is based on quoted prices of our senior notes and trades of our other debt in close proximity to December 31, 2015, which are considered Level 2-type measurements. This estimate is subjective in nature and involves uncertainties and significant judgment in the interpretation of current market data. Therefore, the values presented are not necessarily indicative of amounts the Company could realize or settle currently.

As of December 31, 2015, we have entered into the following interest rate swap transactions converting a portion of the interest rate exposure on our Term and Revolving Loans from variable to fixed (in millions):

Effective date	Termination date	Notional amount	Bank pays variable rate of	FIS pays fixed rate of
February 3, 2014	February 1, 2017	$400.0	One Month LIBOR (1)	0.89%	(2)
January 4, 2016	January 1, 2017	400.0	One Month LIBOR (1)	0.65%	(2)
January 4, 2016	January 1, 2018	500.0	One Month LIBOR (1)	0.92%	(2)
January 4, 2016	January 1, 2019	250.0	One Month LIBOR (1)	1.18%	(2)
		$1,550.0
___________________________________

(1)	0.43% in effect as of December 31, 2015.

(2)	Does not include the applicable margin and facility fees paid to lenders on term loans and revolving loans as described above.
We have designated these interest rate swaps as cash flow hedges and, as such, they are carried on the Consolidated Balance Sheets at fair value with changes in fair value included in other comprehensive earnings, net of tax.

A summary of the fair value of the Company’s interest rate derivative instruments is as follows (in millions):

	December 31, 2015		December 31, 2014
	Balance sheet location	Fair value	Balance sheet location	Fair value
Interest rate swap contracts	Other noncurrent assets	$1.3	Other noncurrent assets	$—
Interest rate swap contracts	Accounts payable and accrued liabilities	—	Accounts payable and accrued liabilities	0.7
Interest rate swap contracts	Other long-term liabilities	1.0	Other long-term liabilities	0.9

In accordance with the authoritative guidance for fair value measurements, the inputs used to determine the estimated fair value of our interest rate swaps are Level 2-type measurements. We considered our own credit risk and the credit risk of the

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counterparties when determining the fair value of our interest rate swaps. Adjustments are made to these amounts and to accumulated other comprehensive earnings ("AOCE") within the Consolidated Statements of Comprehensive Earnings and Consolidated Statements of Equity as the factors that impact fair value change, including current and projected interest rates, time to maturity and required cash transfers/settlements with our counterparties. Periodic actual and estimated settlements with counterparties are recorded to interest expense as a yield adjustment to effectively fix the otherwise variable rate interest expense associated with the Term and Revolving Loans for hedge notional amounts.

A summary of the effect of derivative instruments on the Company’s Consolidated Statements of Comprehensive Earnings and recognized in AOCE for the years ended December 31, 2015, 2014 and 2013 are as follows (in millions):

	Amount of gain (loss) recognized in AOCE on derivatives
Derivatives in cash flow hedging relationships	2015	2014	2013
Interest rate derivative contracts	$(17.4)	$(3.5)	$0.5

	Amount of gain (loss) reclassified from AOCE into income
Location of gain (loss) reclassified from AOCE into income	2015	2014	2013
Interest expense	$(3.7)	$(6.3)	$(5.5)

Approximately $1.3 million of the balance in AOCE as of December 31, 2015, is expected to be reclassified into income over the next twelve months.

Our existing cash flow hedges are highly effective and there was no impact on earnings due to hedge ineffectiveness. It is our practice to execute such instruments with credit-worthy banks at the time of execution and not to enter into derivative financial instruments for speculative purposes. As of December 31, 2015, we believe that our interest rate swap counterparties will be able to fulfill their obligations under our agreements and we believe we will have debt outstanding through the various expiration dates of the swaps such that the forecasted transactions remain probable of occurring.

(14)Income Taxes

Income tax expense (benefit) attributable to continuing operations for the years ended December 31, 2015, 2014 and 2013 consists of the following (in millions):

	2015	2014	2013
Current provision:
Federal	$248.4	$248.2	$232.2
State	32.5	32.1	27.2
Foreign	51.8	63.7	49.3
Total current provision	$332.7	$344.0	$308.7
Deferred provision (benefit):
Federal	$49.8	$(3.6)	$0.2
State	5.5	(2.3)	(1.1)
Foreign	(9.2)	(3.0)	1.1
Total deferred provision	46.1	(8.9)	0.2
Total provision for income taxes	$378.8	$335.1	$308.9

The provision for income taxes is based on pre-tax income from continuing operations, which is as follows for the years ended December 31, 2015, 2014 and 2013 (in millions):

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	2015	2014	2013
United States	$863.5	$789.3	$753.8
Foreign	173.4	264.1	69.7
Total	$1,036.9	$1,053.4	$823.5

Total income tax expense for the years ended December 31, 2015, 2014 and 2013 is allocated as follows (in millions):

	2015	2014	2013
Tax expense per statements of earnings	$378.8	$335.1	$308.9
Tax expense attributable to discontinued operations	(1.8)	(3.9)	2.3
Unrealized (benefit)/ loss gain on investments and derivatives	(5.1)	1.0	0.4
Unrealized (loss) gain on foreign currency translation	(0.2)	(4.6)	(5.8)
Other components of other comprehensive income	—	(3.1)	(0.1)
Total income tax expense (benefit) allocated to other comprehensive income	(5.3)	(6.7)	(5.5)
Tax benefit from exercise of stock options	(28.6)	(39.5)	(40.4)
Total income tax expense	$343.1	$285.0	$265.3

A reconciliation of the federal statutory income tax rate to the Company’s effective income tax rate for the years ended December 31, 2015, 2014 and 2013 is as follows:

	2015	2014	2013
Federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes	4.6	4.6	4.6
Federal benefit of state taxes	(1.6)	(1.6)	(1.6)
Foreign rate differential	(2.6)	(2.6)	(2.5)
Capco contingent consideration	—	—	5.9
Other	1.1	(3.6)	(3.9)
Effective income tax rate	36.5%	31.8%	37.5%

The significant components of deferred income tax assets and liabilities as of December 31, 2015 and 2014 consist of the following (in millions):

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	2015	2014
Deferred income tax assets:
Net operating loss carryforwards	$228.2	$183.2
Employee benefit accruals	98.0	55.5
State taxes	44.4	11.8
Foreign currency translation adjustment	30.0	28.9
Foreign tax credit carryforwards	13.6	12.7
Accruals	13.5	27.1
Allowance for doubtful accounts	10.6	3.6
Deferred revenue	—	43.7
Interest rate swaps	—	0.5
Total gross deferred income tax assets	438.3	367.0
Less valuation allowance	(166.9)	(121.7)
Total deferred income tax assets	271.4	245.3
Deferred income tax liabilities:
Amortization of goodwill and intangible assets	2,606.1	899.5
Deferred contract costs	102.7	91.1
Depreciation	60.9	48.4
Deferred revenue	27.5	—
Prepaid expenses	10.5	6.6
Other	1.6	0.9
Total deferred income tax liabilities	2,809.3	1,046.5
Net deferred income tax liability	$2,537.9	$801.2

Deferred income taxes have been classified in the Consolidated Balance Sheets as of December 31, 2015 and 2014 as follows (in millions):

	2015	2014
Current assets	$99.8	$67.4
Noncurrent assets (included in other noncurrent assets)	22.6	9.5
Total deferred income tax assets	122.4	76.9
Current liabilities (included in accounts payable and accrued liabilities)	(1.9)	(3.7)
Noncurrent liabilities	(2,658.4)	(874.4)
Net deferred income tax liability	$(2,537.9)	$(801.2)

We believe that based on our historical pattern of taxable income, projections of future income, tax planning strategies and other relevant evidence, the Company will produce sufficient income in the future to realize its deferred income tax assets. A valuation allowance is established for any portion of a deferred income tax asset for which we believe it is more likely than not that the Company will not be able to realize the benefits of all or a portion of that deferred income tax asset. We also receive periodic assessments from taxing authorities challenging our positions that must be taken into consideration in determining our tax accruals. Resolving these assessments, which may or may not result in additional taxes due, may require an extended period of time. Adjustments to the valuation allowance will be made if there is a change in our assessment of the amount of deferred income tax asset that is realizable.

As a result of provisional purchase price allocations associated with the SunGard acquisition, acquired deferred revenue was adjusted to its fair value, which was determined to be significantly lower than its historical book value. As a result of this adjustment, the tax basis of deferred revenue now exceeds the book basis, resulting in a deferred tax liability as of December 31, 2015 as compared to a deferred tax asset as of December 31, 2014.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

As of December 31, 2015 and 2014, the Company had income taxes receivable of $138.6 million and $12.0 million, respectively. These amounts are included in other receivables in the Consolidated Balance Sheets.

As of December 31, 2015 and 2014, the Company has federal, state and foreign net operating loss carryforwards resulting in deferred tax assets of $228.2 million and $183.2 million, respectively. The federal and state net operating losses result in deferred tax assets as of December 31, 2015 and 2014 of $52.8 million and $26.1 million, respectively, which expire between 2020 and 2035. The Company has a valuation allowance related to these deferred tax assets for net operating loss carryforwards in the amounts of $34.8 million and $8.8 million as of December 31, 2015 and 2014. The Company has foreign net operating loss carryforwards resulting in deferred tax assets as of December 31, 2015 and 2014 of $175.4 million and $157.1 million, respectively. The Company has valuation allowances related to these net operating losses as of December 31, 2015 and 2014 of $132.1 million and $112.9 million, respectively. As of December 31, 2015 and 2014, the Company had foreign tax credit carryforwards of $13.6 million and $12.7 million, respectively, which expire between 2020 and 2025.

The Company participates in the IRS' Compliance Assurance Process (CAP), which is a real-time continuous audit. The IRS has completed its review for years through 2011. Currently, we believe the ultimate resolution of the IRS examinations will not result in a material adverse effect to the Company's financial position or results of operations. Substantially all material foreign income tax return matters have been concluded through 2008. Substantially all state income tax returns have been concluded through 2012.
The Company provides for United States income taxes on earnings of foreign subsidiaries unless they are considered permanently reinvested outside the United States.  As of December 31, 2015, U.S. income taxes have not been provided on a cumulative total of $673.5 million of such earnings.  At this time, a determination of the amount of unrecognized deferred tax liability is not practicable.

As of December 31, 2015 and 2014, the Company had gross unrecognized tax benefits of $98.0 million and $18.4 million of which $75.3 million and $13.1 million would favorably impact our income tax rate in the event that the unrecognized tax benefits are recognized.

The following table reconciles the gross amounts of unrecognized tax benefits at the beginning and end of the period (in millions):

Gross Amount
Amounts of unrecognized tax benefits as of January 1, 2014	$29.2
Amount of decreases due to lapse of the applicable statute of limitations	(2.4)
Amount of decreases due to settlements	(14.1)
Increases as a result of tax positions taken in the current period	2.6
Increases as a result of tax positions taken in a prior period	3.1
Amount of unrecognized tax benefit as of December 31, 2014	18.4
Amount of decreases due to lapse of the applicable statute of limitations	(5.3)
Assumed in SunGard acquisition	81.7
Increases as a result of tax positions taken in the current period	0.7
Increases as a result of tax positions taken in a prior period	2.5
Amount of unrecognized tax benefit as of December 31, 2015	$98.0

The total amount of interest expense recognized in the Consolidated Statements of Earnings for unpaid taxes is $1.8 million, $1.8 million and $3.1 million for the years ended December 31, 2015, 2014 and 2013, respectively. The total amount of interest and penalties included in the Consolidated Balance Sheets is $26.7 million and $7.9 million as of December 31, 2015 and 2014, respectively. Interest and penalties are recorded as a component of income tax expense in the Consolidated Statements of Earnings.

Due to the expiration of various statutes of limitation in the next twelve months, an estimated $3.9 million of gross unrecognized tax benefits may be recognized during that twelve month period.

(15)     Commitments and Contingencies

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Litigation

In the ordinary course of business, the Company is involved in various pending and threatened litigation matters related to operations, some of which include claims for punitive or exemplary damages. The Company believes no actions, other than the matters listed below, depart from customary litigation incidental to its business. As background to the disclosure below, please note the following:

•	These matters raise difficult and complicated factual and legal issues and are subject to many uncertainties and complexities.

•
The Company reviews all of its litigation on an on-going basis and follows the authoritative provisions for accounting for contingencies when making accrual and disclosure decisions. A liability must be accrued if (a) it is probable that a liability has been incurred and (b) the amount of loss can be reasonably estimated. If one of these criteria has not been met, disclosure is required when there is at least a reasonable possibility that a material loss may be incurred. When assessing reasonably possible and probable outcomes, the Company bases decisions on the assessment of the ultimate outcome following all appeals. Legal fees associated with defending litigation matters are expensed as incurred.

CheckFree Corporation and CashEdge, Inc. v. Metavante Corporation and Fidelity National Information Services, Inc.

On January 5, 2012 CheckFree Corporation and CashEdge, Inc., subsidiaries of Fiserv, Inc. (collectively, the "Plaintiffs") filed a patent infringement action against the Company and its subsidiary, Metavante Corporation (collectively the “Defendants”) in the U.S. District Court for the Middle District of Florida, Jacksonville Division. Plaintiffs alleged that the Defendants infringe the patents at issue by providing customers financial and payment solutions that process payment instructions, provide electronic biller notifications, and/or process account-to-account funds transfer transactions and requested financial damages and injunctive relief. Defendants filed their Answer and Counterclaims to Plaintiffs' complaint for patent infringement denying the claims of patent infringement and asserting defenses, including non-infringement and invalidity. Defendants filed counterclaims asserting patent infringement of three patents and adding Fiserv, Inc. as a Counter Defendant. Plaintiffs and Counter Defendant Fiserv, Inc., filed their Answer to Defendants' counterclaims denying the claims of patent infringement and asserting defenses, including non-infringement and invalidity. On June 24, 2013, Defendants filed for covered business method (“CBM”) post-grant reviews of the validity of the Plaintiff's asserted patents at the US Patent and Trademark Office ("USPTO").  On June 25, 2013, Defendants filed a Motion to Stay the case pending the outcome of the CBM post-grant reviews.  On December 23, 2013, the USPTO instituted Defendants’ CBM Petitions, thereby agreeing to review the validity of Plaintiff's patents. On January 17, 2014, the Court granted Defendants’ Motion to Stay the litigation pending the outcome of the CBM review proceedings and the lawsuit in Florida continues to be stayed. On December 22, 2014, the Patent Trial and Appeal Board (“PTAB”) issued final written decisions on Defendants’ CBM Petition holding that all claims of the Plaintiffs' four patents are unpatentable. Plaintiffs appealed the PTAB’s final written decisions to the U.S. Court of Appeals for the Federal Circuit with regard to two of the four invalidated patents. On December 7, 2015, the parties entered into an agreement by which the Plaintiffs agreed to dismiss the appeals of the final written decisions of invalidity pending in the U.S. Court of Appeals for the Federal Circuit and the parties agreed to dismiss all claims and counterclaims pending in the U.S. District Court for the Middle District of Florida. No monetary payment was made or promised by either party in connection with the agreement. The U.S District Court dismissed all pending claims and counterclaims on December 14, 2015 and the U.S. Court of Appeals for the Federal Circuit dismissed both pending appeals on December 17, 2015. This matter is now closed and this will be our final disclosure of this case.

DataTreasury Corporation v. Fidelity National Information Services, Inc. et. al.

On May 28, 2013 DataTreasury Corporation (the “Plaintiff”) filed a patent infringement lawsuit against the Company and multiple banks in the U.S. District Court for the Eastern District of Texas, Marshall Division.  Plaintiff alleges that the Company infringes the patents at issue by making, using, selling or offering to sell systems and methods for image-based check processing. The Plaintiff seeks damages, injunctive relief and attorneys' fees for the alleged infringement of two patents.  On October 25, 2013, the Company filed for CBM post-grant reviews of the validity of the Plaintiff's asserted patents at the USPTO.  The Company filed a Motion to Stay the case pending the outcome of the CBM post-grant reviews. On April 29, 2014, the USPTO instituted the Company's two CBM petitions. On August 14, 2014, the Court granted the Company's Motion to Stay the litigation pending the outcome of the CBM review proceedings. On April 29, 2015, the PTAB issued final written decisions on the Company’s two CBM petitions holding that all claims of the Plaintiff’s two patents are unpatentable. The

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Plaintiff's request for rehearing of these decisions has been denied by PTAB. On August 27, 2015, the Plaintiff filed a notice of appeal to the U.S. Court of Appeals for the Federal Circuit of the USPTO’s Final Written Decisions and the Company will respond to the Plaintiff/Appellant’s brief in due course once filed. An estimate of a possible loss or range of possible loss, if any, for this action cannot be made at this time.

Acquired Contingencies

The Company is in the process of evaluating certain contingencies which were assumed in the SunGard acquisition. These matters include resolution of a customer claim, unclaimed property examinations, tax compliance matters, and finalizing the sale prices for two previously divested businesses. The Company is gathering additional information regarding the facts and circumstances as of the acquisition date for certain of these matters in order to finalize its estimate of potential future liability. The consolidated balance sheet at December 31, 2015 includes a provisional liability totaling $149.4 million related to these matters, including $81.7 million in unrecognized tax benefits assumed (see Note 14). This provisional liability is subject to change during the measurement period.

For approximately one week in August 2015, certain U.S. operations of a single SunGard customer were disrupted by an issue affecting its SunGard-hosted fund accounting platform that occurred following a recommended operating system update implemented by SunGard. The customer uses the platform for the processing of net asset values (NAVs) for certain mutual funds, exchange-traded funds and collective investment funds. While the incident resulted in delayed publication of certain NAVs or use of alternative NAVs, no data was lost as a result of the incident. The platform is operating as designed and we continue to work with our customer to resolve any resulting matters. No other SunGard customers were disrupted.

The State of Delaware, Department of Finance, Division of Revenue (Unclaimed Property) and nine other states are currently conducting a joint examination of the books and records of certain subsidiaries acquired in the SunGard acquisition to determine compliance with the unclaimed property laws. Additionally, prior to the Acquisition, SunGard entered into voluntary disclosure agreements to address the potential unclaimed property exposure for certain entities not included in the scope of the ongoing unclaimed property examination.

Indemnifications and Warranties

The Company generally indemnifies its clients, subject to certain limitations and exceptions, against damages and costs resulting from claims of patent, copyright, or trademark infringement associated solely with its customers' use of the Company's software applications or services. Historically, the Company has not made any material payments under such indemnifications, but continues to monitor the conditions that are subject to the indemnifications to identify whether it is probable that a loss has occurred, and would recognize any such losses when they are estimable. In addition, the Company warrants to customers that its software operates substantially in accordance with the software specifications. Historically, no material costs have been incurred related to software warranties and no accruals for warranty costs have been made.

 Leases

The Company leases certain of its property under leases which expire at various dates. Several of these agreements include escalation clauses and provide for purchases and renewal options for periods ranging from one to five years.

Future minimum operating lease payments for leases with remaining terms greater than one year for each of the years in the five years ending December 31, 2020, and thereafter, in the aggregate, are as follows (in millions):

2016	$107.6
2017	100.5
2018	80.6
2019	57.1
2020	36.5
Thereafter	55.4
Total	$437.7

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

In addition, the Company has operating lease commitments relating to office equipment and computer hardware with annual lease payments of approximately $4.1 million per year that renew on a short-term basis. See Note 7 for information on the Company's capital lease obligations.

Rent expense incurred under all operating leases during the years ended December 31, 2015, 2014 and 2013, was $92.8 million, $85.3 million and $80.0 million, respectively.

Data Processing, Maintenance and Other Service Agreements.  The Company has agreements with various vendors, which expire between 2017 and 2023, principally for portions of its computer data processing operations and related functions. The Company’s estimated aggregate contractual obligation remaining under these agreements was approximately $560.0 million as of December 31, 2015. However, this amount could be more or less depending on various factors such as the inflation rate, foreign exchange rates, the introduction of significant new technologies, or changes in the Company’s data processing needs.

(16)Employee Benefit Plans

Stock Purchase Plan

FIS employees participate in an Employee Stock Purchase Plan (ESPP). Eligible employees may voluntarily purchase, at current market prices, shares of FIS’ common stock through payroll deductions. Pursuant to the ESPP, employees may contribute an amount between 3% and 15% of their base salary and certain commissions. Shares purchased are allocated to employees based upon their contributions. The Company contributes varying matching amounts as specified in the ESPP. The Company recorded expense of $26.2 million, $26.0 million and $22.0 million, respectively, for the years ended December 31, 2015, 2014 and 2013, relating to the participation of FIS employees in the ESPP.

401(k) Profit Sharing Plans

The Company’s U.S. employees are covered by a qualified 401(k) plan. Eligible employees may contribute up to 40% of their pretax annual compensation, up to the amount allowed pursuant to the Internal Revenue Code. The Company generally matches 50% of each dollar of employee contribution up to 6% of the employee’s total eligible compensation. The Company recorded expense of $38.2 million, $35.6 million and $31.1 million, respectively, for the years ended December 31, 2015, 2014 and 2013, relating to the participation of FIS employees in the 401(k) plan.

SunGard and its subsidiaries also maintain savings and other defined contribution plans in and outside of the U.S. The U.S. 401(k) plan was frozen with respect to new contributions effective with the Acquisition and will be merged with the FIS plan, in which legacy SunGard employees now participate.

Stock Compensation Plans

In 2008, the Company adopted the FIS 2008 Omnibus Incentive Plan ("FIS Plan"). The FIS Plan was amended and restated in 2013 and combined with a plan assumed in conjunction with the 2009 Metavante acquisition ("FIS Restated Plan"). The restatement authorized an additional 6.0 million shares for issuances, which was approved by stockholders in 2013. In May 2015, another 12.0 million shares were authorized for issuance under the FIS Restated Plan and approved by stockholders.

On November 30, 2015, in conjunction with the SunGard acquisition, the Company registered an additional 10.0 million shares, representing the remaining shares available for issuance under the SunGard 2005 Management Incentive Plan, as amended ("the SG Plan"), immediately prior to the consummation of the Acquisition. These shares are now available for grant under the FIS Restated Plan for legacy SunGard employees and new FIS employees.

Also on November 30, 2015, in conjunction with the SunGard acquisition, the Company registered up to approximately 2.4 million shares of FIS common stock on a Post-Effective Amendment on Form S-8, reserved for issuance with respect to converted restricted stock units ("RSU's") under the SG Plan. This SG Plan will remain in existence until such time as these RSU's vest and the shares are exercised or the SG Plan is otherwise terminated.

A summary of the options granted (all of which vest over three years), outstanding and shares available for grant under the FIS Restated Plan follows (in millions):

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

FIS Restated Plan
Available for grant as of December 31, 2013	11.7
Granted in 2014	4.4
Outstanding as of December 31, 2014	15.4
Available for grant as of December 31, 2014	6.7
Granted in 2015	3.1
Outstanding as of December 31, 2015	15.7
Available for grant as of December 31, 2015	25.8

The following schedule summarizes the stock option activity for the years ended December 31, 2015, 2014 and 2013 (in millions except for per share amounts):

	Shares	Weighted Average Exercise Price
Balance, December 31, 2012	15.8	$24.39
Granted	4.2	48.64
Exercised	(6.1)	22.64
Cancelled	(0.1)	31.58
Balance, December 31, 2013	13.8	32.49
Granted	4.4	58.72
Exercised	(2.7)	22.69
Cancelled	(0.1)	46.21
Balance, December 31, 2014	15.4	41.56
Granted	3.1	65.91
Exercised	(1.9)	29.67
Cancelled	(0.9)	54.08
Balance, December 31, 2015	15.7	47.19

The intrinsic value of options exercised during the years ended December 31, 2015, 2014 and 2013 was $72.9 million, $92.5 million and $134.9 million, respectively. The Company generally issues shares from treasury stock for stock options exercised.

The following table summarizes information related to stock options outstanding and exercisable as of December 31, 2015:

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	Outstanding Options				Exercisable Options
Range of Exercise Price	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Intrinsic Value as of December 31, 2015 (a)	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Intrinsic Value as of December 31, 2015 (a)
	(In millions)			(In millions)	(In millions)			(In millions)
$ 0.00 - $25.76	2.5	2.08	$23.65	$91.9	2.5	2.08	$23.65	$91.9
$25.77 - $27.40	1.7	1.83	27.10	57.2	1.7	1.83	27.10	57.2
$27.41 - $34.33	1.1	3.67	34.12	29.5	1.1	3.67	34.12	29.5
$34.34 - $48.75	3.5	4.68	48.70	41.4	2.3	4.60	48.69	27.2
$48.76 - $60.60	3.4	5.78	58.18	8.3	0.1	1.98	57.08	0.2
$60.61 - $66.18	3.5	6.68	65.70	—	—	N/A	—	—
$ 0.00 - $66.18	15.7	4.57	$47.19	$228.3	7.7	3.01	$33.67	$206.0
_________________________

(a)	Intrinsic value is based on a closing stock price as of December 31, 2015 of $60.60.

The weighted average fair value of options granted during the years ended December 31, 2015, 2014 and 2013 was estimated to be $10.67, $9.15 and $7.85, respectively, using the Black-Scholes option pricing model with the assumptions below:

	2015	2014	2013
Risk free interest rate	1.4%	1.4%	1.0%
Volatility	21.7%	21.2%	23.3%
Dividend yield	1.6%	1.6%	1.8%
Weighted average expected life (years)	4.2	4.2	4.2

The Company estimates future forfeitures at the time of grant and revises those estimates in subsequent periods if actual forfeitures differ from those estimates.  The Company bases the risk-free interest rate that is used in the stock option valuation model on U.S. Treasury securities issued with maturities similar to the expected term of the options.  The expected stock volatility factor is determined using historical daily price changes of the Company's common stock over the most recent period commensurate with the expected term of the option and the impact of any expected trends.  The dividend yield assumption is based on the current dividend yield at the grant date or management's forecasted expectations. The expected life assumption is determined by calculating the average term from the Company's historical stock option activity and considering the impact of expected future trends.

The Company granted a total of 0.8 million restricted stock shares at prices ranging from $61.33 to $69.33 on various dates in 2015. The Company granted a total of 0.8 million restricted stock shares at prices ranging from $52.85 to $64.04 on various dates in 2014. The Company granted a total of 0.8 million restricted stock shares at prices ranging from $36.49 to $52.19 on various dates in 2013. These shares were granted at the closing market price on the date of grant and vest annually over three years. As of December 31, 2015 and 2014, we have approximately 3.9 million and 1.8 million unvested restricted shares remaining. The December 31, 2015 balance includes those RSU's converted in connection with the Acquisition as noted above.

The Company has provided for total stock compensation expense of $97.9 million, $57.4 million and $57.4 million for the years ended December 31, 2015, 2014 and 2013, respectively, which is included in selling, general, and administrative expense in the Consolidated Statements of Earnings, unless the expense is attributable to a discontinued operation. Of the total stock compensation expense, $1.7 million and $4.0 million for 2014 and 2013, respectively, relates to liability based awards that will not be credited to additional paid in capital until issued. Total compensation expense for 2015 did not include amounts relating to liability based awards.

As of December 31, 2015 and 2014, the total unrecognized compensation cost related to non-vested stock awards is $206.4 million and $131.1 million, respectively, which is expected to be recognized in pre-tax income over a weighted average period of 1.6 years and 1.7 years, respectively.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

German Pension Plans

Our German operations have unfunded, defined benefit plan obligations. These obligations relate to benefits to be paid to German employees upon retirement. The accumulated benefit obligation as of December 31, 2015 and 2014, was $47.7 million and $50.6 million, respectively, and the projected benefit obligation was $48.5 million and $51.6 million, respectively. The plan remains unfunded as of December 31, 2015.

(17)Concentration of Risk

The Company generates a significant amount of revenues from large clients, however, no individual client accounted for 10% or more of total revenues in the years ended December 31, 2015, 2014 and 2013.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and trade receivables.

The Company places its cash equivalents with high credit-quality financial institutions and, by policy, limits the amount of credit exposure with any one financial institution.

Concentrations of credit risk with respect to trade receivables are limited because a large number of geographically diverse clients make up the Company’s client base, thus spreading the trade receivables credit risk. The Company controls credit risk through monitoring procedures.

(18)     Segment Information
In 2015, FIS finalized a reorganization and began reporting its financial performance based on three segments: Integrated Financial Solutions (“IFS”), Global Financial Solutions (“GFS”) and Corporate and Other. We recast all previous periods to conform to the new segment presentation. Following our November 30, 2015 acquisition of SunGard, the SunGard business then acquired was included within the GFS segment as its economic characteristics, international business model, and various other factors largely aligned with those of our GFS segment. As we have further integrated the acquired SunGard businesses through March 31, 2016, we have reclassified certain SunGard businesses (corporate liquidity and wealth management) that are oriented more to the retail banking and payments activities of IFS into that segment. Certain other non-strategic businesses from both SunGard (public sector and education) and legacy FIS (commercial services and check processing) have been reclassified to the Corporate and Other segment, as have SunGard administrative expenses.
Summarized financial information for the Company’s segments is shown in the following tables, reclassified to conform to the current segment presentation.
As of and for the year ended December 31, 2015 (in millions):

	IFS	GFS	Corporate and Other	Total
Processing and services revenues	$3,844.8	$2,360.7	$389.7	$6,595.2
Operating expenses	2,502.6	1,954.7	1,038.7	5,496.0
Operating income	$1,342.2	$406.0	$(649.0)	1,099.2
Other income (expense) unallocated				(62.3)
Income from continuing operations				$1,036.9
Depreciation and amortization	$226.4	$146.5	$296.6	$669.5
Capital expenditures (1)	$235.3	$167.6	$21.6	$424.5
Total assets	$10,035.5	$9,507.7	$6,725.0	$26,268.2
Goodwill	$7,676.0	$6,605.4	$463.3	$14,744.7
(1) Capital expenditures include $9.2 million of capital leases.

As of and for the year ended December 31, 2014 (in millions):

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	IFS	GFS	Corporate and Other	Total
Processing and services revenues	$3,679.6	$2,198.8	$535.4	$6,413.8
Operating expenses	2,420.3	1,848.7	874.2	5,143.2
Operating income	$1,259.3	$350.1	$(338.8)	1,270.6
Other income (expense) unallocated				(217.2)
Income from continuing operations				$1,053.4
Depreciation and amortization	$213.4	$134.2	$278.7	$626.3
Capital expenditures (1)	$207.1	$155.1	$35.1	$397.3
Total assets	$8,631.4	$3,699.1	$2,182.0	$14,512.5
Goodwill	$6,626.8	$1,990.2	$260.6	$8,877.6
(1) Capital expenditures include $26.1 million of capital leases.

As of and for the year ended December 31, 2013 (in millions):

	IFS	GFS	Corporate and Other	Total
Processing and services revenues	$3,524.7	$2,007.9	$530.8	$6,063.4
Operating expenses	2,289.1	1,704.7	1,006.7	5,000.5
Operating income	$1,235.6	$303.2	$(475.9)	1,062.9
Other income (expense) unallocated				(239.4)
Income from continuing operations				$823.5
Depreciation and amortization	$195.4	$128.8	$290.4	$614.6
Capital expenditures (1)	$202.2	$128.8	$22.1	$353.1
Total assets	$8,402.9	$3,376.7	$2,178.9	$13,958.5
Goodwill	$6,552.6	$1,686.8	$260.6	$8,500.0
(1) Capital expenditures include $16.9 million of capital leases.

Total assets as of December 31, 2015, 2014 and 2013 exclude $0.6 million, $8.0 million and $2.2 million, respectively related to discontinued operations.

Clients in Brazil, the United Kingdom, France and Germany accounted for the majority of the revenues from clients based outside of North America for all periods presented. Long-term assets, excluding goodwill and other intangible assets, located outside of the United States totaled $469.6 million and $379.3 million as of December 31, 2015 and 2014, respectively. These assets are predominantly located in Brazil, India, Germany and the United Kingdom.

Integrated Financial Solutions ("IFS")

The IFS segment is focused on serving the North American regional and community bank and savings institution market for transaction and account processing, payment solutions, channel solutions (including lending and wealth management solutions), digital channels, risk and compliance solutions, and services, capitalizing on the continuing trend to outsource these solutions. IFS also includes corporate liquidity and wealth management solutions acquired in the SunGard acquisition. IFS’ primary software applications function as the underlying infrastructure of a financial institution's processing environment. These applications include core bank processing software, which banks use to maintain the primary records of their customer accounts, and complementary applications and services that interact directly with the core processing applications. Clients in this segment include regional and community banks, credit unions and commercial lenders, as well as government institutions, merchants and other commercial organizations. This market is primarily served through integrated solutions and characterized by multi-year processing contracts that generate highly recurring revenues. The predictable nature of cash flows generated from this segment provides opportunities for further investments in innovation, product integration, information and security, and compliance in a cost effective manner.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Global Financial Solutions ("GFS")

The GFS segment is focused on serving the largest financial institutions around the globe with banking and payments solutions, as well as consulting and transformation services. The GFS segment has extended its reach through the SunGard acquisition, and now also delivers a broader array of capital markets and asset management solutions and services as well as insurance solutions and services.

GFS clients include the largest global financial institutions, including those headquartered in the United States, as well as all international financial institutions we serve as clients in more than 130 countries around the world. These institutions face unique business and regulatory challenges and account for the majority of financial institution information technology spend globally. The purchasing patterns of GFS clients vary from those of IFS clients who typically purchase solutions on an outsourced basis. GFS clients purchase our solutions and services in various ways including licensing and managing technology “in-house,” using consulting and third party service providers as well as fully outsourced end-to-end solutions. We have long-established relationships with many of these financial institutions that generate significant recurring revenue. GFS clients now also include asset managers, buy- and sell-side securities and trading firms, insurers and private equity firms due to the addition of SunGard. This segment also includes the Company's consolidated Brazilian Venture (see Note 5 of the Notes to the Consolidated Financial Statements).

Corporate and Other

The Corporate and Other segment consists of corporate overhead expense, certain leveraged functions and miscellaneous expenses that are not included in the operating segments, as well as certain non-strategic businesses. The business solutions in this segment include public sector and education, commercial services and check authorization. The overhead and leveraged costs relate to marketing, corporate finance and accounting, human resources, legal, and amortization of acquisition-related intangibles and other costs that are not considered when management evaluates revenue generating segment performance, such as acquisition integration and severance costs. The Corporate and Other segment also includes the impact on revenue for 2015 of adjusting SunGard's deferred revenue to fair value. The composition of our Corporate and Other segment changed with the new segment presentation in 2015. Specifically, costs such as sales, finance, human resources, risk and information security and other administrative support functions that are directly attributable to IFS or GFS are recorded to those reportable segments.

During 2015 the Company recorded transaction and other costs, including integration activity, related to recent acquisitions and other severance costs of $171.3 million and severance costs in connection with the reorganization and streamlining of operations in our GFS segment of $44.6 million. During 2014 the Company recorded transaction and other costs, including integration activity, related to recent acquisitions and other severance costs of $21.5 million. Additional charges of $129.1 million were recorded in 2013 related to the Capco contingent consideration adjustments discussed in Note 6.

(19)     Share Repurchase Program

Our Board of Directors has approved a series of plans authorizing repurchases of our common stock in the open market at prevailing market prices or in privately negotiated transactions, the most current of which on January 29, 2014, authorized repurchases of up to $2.0 billion through December 31, 2017. This share repurchase authorization replaced any existing share repurchase authorization plan. Approximately $1,224.1 million of plan capacity remained available for repurchases as of December 31, 2015.

The table below summarizes annual share repurchase activity under these plans (in millions, except per share amounts):

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

			Total cost of shares
			purchased as part of
	Total number of	Average price	publicly announced
Year ended	shares purchased	paid per share	plans or programs
December 31, 2015	4.5	$66.10	$300.4
December 31, 2014	8.7	$54.89	$475.5
December 31, 2013	10.7	$44.58	$475.9
December 31, 2012 *	14.0	$32.24	$451.4
December 31, 2011	15.0	$26.61	$399.2
December 31, 2010	1.4	$22.97	$32.2
* Includes the repurchase of 5.7 million shares from WPM, L.P. for $200.0 million, or $35.03 per share, in December 2012.